Exhibit 10.3

AMENDED AND RESTATED SEVEN-YEAR TERM LOAN AGREEMENT

Dated as of November [12], 2013

among

HIGHWOODS PROPERTIES, INC.
and
HIGHWOODS REALTY LIMITED PARTNERSHIP,
as Borrowers,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

PNC BANK, NATIONAL ASSOCIATION,
as Syndication Agent,

WELLS FARGO SECURITIES, LLC
and
PNC CAPITAL MARKETS LLC,
as Joint Lead Arrangers and Joint Bookrunners,

and

The Other Lenders Party Hereto

- i -

- ii -

SCHEDULES
2.01    Commitments/Outstanding Amounts
5.09    Environmental Matters
5.13    Subsidiaries and Other Equity Investments
5.17    Intellectual Property Matters
10.02    Administrative Agent’s Office; Certain Addresses for Notices
EXHIBITS
A    Form of Notice of Borrowing
B    Form of Notice of Continuation
C    Form of Notice of Conversion
D    Form of Note
E    Form of Officer’s Compliance Certificate
F    Form of Assignment and Assumption
G    Form of Guaranty
H    Forms of U.S. Tax Compliance Certificates

- iii -

AMENDED AND RESTATED SEVEN-YEAR TERM LOAN AGREEMENT
This AMENDED AND RESTATED SEVEN-YEAR TERM LOAN AGREEMENT (“Agreement”) is entered into as of November [12], 2013, among HIGHWOODS REALTY LIMITED PARTNERSHIP, a North Carolina limited partnership (“Highwoods Realty”), and HIGHWOODS PROPERTIES, INC., a Maryland corporation (“Highwoods Properties”) (Highwoods Realty and Highwoods Properties are hereinafter referred to individually as a “Borrower” and collectively as the “Borrowers”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), PNC BANK, NATIONAL ASSOCIATION, as Syndication Agent (the “Syndication Agent”), and Wells Fargo Securities, LLC and PNC CAPITAL MARKETS LLC, as Joint Arrangers and Joint Bookrunners (each, an “Arranger”).

WHEREAS, the Borrowers, Highwoods Services, the Lenders, the Administrative Agent and the other parties thereto previously entered into that certain Term Loan Agreement dated as of January 11, 2012 (as amended and as in effect immediately prior to the date hereof, the “Existing Term Loan Agreement”) pursuant to which the Lenders made available to the Borrowers and Highwoods Services term loans in an aggregate amount of $225,000,000 on the terms and conditions contained therein; and

WHEREAS, the Borrowers, the Lenders and the Administrative Agent desire to amend and restate the Existing Term Loan Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that the Existing Term Loan Agreement is amended and restated in its entirety as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms; Accounting Treatment; Borrowers’ Agent and Liabilities.
As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Properties” means, at any time, all Properties acquired by the Subject Parties within the previous twelve (12) calendar months from any third party entity through an arms-length transaction; provided, that all Properties acquired (either through the acquisition of all of the Equity Interests of any Unconsolidated Affiliate or of any Property owned by any Unconsolidated Affiliate) from any previously Unconsolidated Affiliate that owned such Properties for twelve (12) months or more shall be excluded from the definition of “Acquired Properties”.

“Adjusted EBITDA” means, for any period, the sum of (a) EBITDA for such period, less (b) aggregate Capital Expenditure Reserves for all Properties with respect to such period; provided, that such sum shall be exclusive of (i) any amount for such period attributable to the Straight-Lining of Rents and (ii) the amount (if any) of amortization of capitalized lease incentive costs which is recorded as a reduction of revenues under GAAP for any specified period.

“Adjusted NOI” means, with respect to any applicable time period for any Property, an amount, not less than zero (0), equal to (a) Net Operating Income for such period with respect to such Property less (b) the sum of (i) the Capital Expenditure Reserve amount for such Property during such period, plus (ii) a management fee in the amount of three percent (3%) of total revenues derived from the Property during such period; provided, that such amount shall be exclusive of any amount for such period attributable to the Straight-Lining of Rents and the amount (if any) of amortization of capitalized lease incentive costs which is recorded as a reduction of revenues under GAAP for any specified period; provided, further, that, in each case, (x) all amounts included in the above calculations with respect to Properties owned by Unconsolidated Affiliates (and not otherwise adjusted for interests in Unconsolidated Affiliates) shall be adjusted to include only that portion of such amounts attributable to Unconsolidated Affiliate Interests, and (y) solely for purposes of calculating the financial covenant set forth in Section 7.08(e), all amounts included in the above calculations with respect to Properties that are not Wholly-Owned by a Wholly Owned Subsidiary shall be adjusted to include only the pro rata interest (based on the percentage ownership of the Equity Interests in the applicable Subsidiary owned by the Consolidated Parties) in such Properties.

“Administrative Agent” means Wells Fargo Bank, National Association in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of any of the Borrowers.

“Agreement” means this Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Annualized Adjusted NOI” means (a) for each Property owned for twenty-four (24) months or more, Adjusted NOI for such Property for the immediately preceding twelve (12) month period; and (b) for each Property owned for a period of less than twenty-four (24) months and for each Property formerly qualifying as a Non-Income Producing Property that has been an Income-Producing Property for less than twelve (12) months, Adjusted NOI for such Property calculated by annualizing Adjusted NOI for such Property from the date such Property became an Income Producing Property to date and adjusting (through appropriate pro-rating, removal or other correction) for all annual or one-time lump sum payments or expenses with respect to the Property or for any extraordinary income or expense items with respect to such Property; provided, that all amounts included in the above calculations with respect to Properties owned by Unconsolidated Affiliates (and not otherwise adjusted for interests in Unconsolidated Affiliates) shall be adjusted to include only that portion of such amounts attributable to Unconsolidated Affiliate Interests.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the aggregate outstanding principal balance of the Loans represented by such Lender’s Loan at such time.

“Applicable Rate” means, for any day, subject to adjustment as provided in the penultimate paragraph of this definition, the rate per annum set forth below opposite the applicable Credit Rating then in effect:

Pricing Level	Credit Rating	Applicable Rate
I	BBB+/ Baa1 or higher	1.65%
II	BBB/ Baa2	1.75%
III	BBB-/ Baa3	1.90%
IV	Lower than BBB-/Baa3 or not rated	2.50%

The Applicable Rate shall be adjusted as of the first day of the first calendar month immediately following any change in the Credit Rating. As of the Closing Date, the Applicable Rate is determined based on Pricing Level II. The Principal Borrower shall notify the Administrative Agent in writing promptly after becoming aware of any change in the Credit Rating.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” has the meaning set forth in the introductory paragraph hereof.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of Highwoods Properties and its Subsidiaries for the fiscal year ended December 31, 2012, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Highwoods Properties and its Subsidiaries, including the notes thereto.

“Base Rate” means, the Eurodollar Market Index Rate; provided, that if for any reason the Eurodollar Market Index Rate is unavailable, Base Rate shall mean the per annum rate of interest equal to the Federal Funds Rate plus one and one-half of one percent (1.50%).

“Base Rate Loan” means any portion of a Loan that bears interest based on the Base Rate.

“Borrower” and “Borrowers” have the meanings specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means the making of the Loans on the Closing Date (as defined in the Existing Term Loan Agreement) pursuant to the Existing Term Loan Agreement, or, as the context may require, the making of additional Loans pursuant to Section 2.12.

“Business Day” means (a) a day of the week (but not a Saturday, Sunday or holiday) on which the offices of the Administrative Agent in San Francisco, California are open to the public for carrying on substantially all of the Administrative Agent’s business functions, and (b) if such day relates to a Eurodollar Rate Loan, any such day that is also a day on which dealings in Dollars are carried on in the London interbank market. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Capital Expenditures” means all expenditures required for the leasing of space within Properties owned and previously leased by the Consolidated Parties, including upfit expenses and leasing commissions, together with expenses for renovation or improvement of existing properties that are classified as capital expenditures under GAAP. Leasing and tenant improvements expenditures with respect to space not previously leased shall not be included in any calculation of Capital Expenditures, but must be reported to the Administrative Agent on a quarterly basis as set forth in Section 6.02.

“Capital Expenditure Reserve” means, with respect to (a) any office, industrial, retail or other non-multifamily Property that is an Income-Producing Property or a Non-Income Producing Property for which a certificate of occupancy has been issued, a normalized annual reserve for replacement reserves, capital expenditures, tenant improvements, and leasing commissions in the amount of $0.50 per year per square foot of net leaseable area contained in such Property (prorated for the portion of such year that the applicable Property qualifies under this clause (a)), (b) any multifamily Property that is an Income-Producing Property or a Non-Income Producing Property for which a certificate of occupancy has been issued, a normalized annual reserve for replacement reserves, capital expenditures, tenant improvements, and leasing commissions in the amount of $250 per year per unit and (c) any other Non-Income Producing Property, zero (0); provided, that all amounts included in the above calculations with respect to Properties owned by Unconsolidated Affiliates (and not otherwise adjusted for interests in Unconsolidated Affiliates) shall be adjusted to include only that portion of such amounts attributable to Unconsolidated Affiliate Interests. When the Capital Expenditure Reserve is used in computing an amount with respect to a period which is shorter than a year, said amount shall be appropriately prorated.

“Capitalization Rate” means seven and one-half of one percent (7.5%).

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition, (b) U.S. dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than two hundred seventy (270) days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six (6) months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which any Loan Party shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

“CC Plaza Project” means, to the extent owned (in whole or in part) by any Subject Party, that certain development known as Country Club Plaza located at 310 Ward Parkway, Kansas City Missouri 64112 currently owned by Highwoods Realty.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events:

(a)     any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, control over, Voting Stock of Highwoods Properties (or other securities convertible into such Voting Stock) representing thirty-five percent (35.0%) or more of the combined voting power of all Voting Stock of Highwoods Properties, or

(b)     during any consecutive period of twenty-four (24) consecutive months, commencing after the Closing Date, individuals who at the beginning of such twenty-four (24) month period were directors of

Highwoods Properties (together with any new director whose election by Highwoods Properties’ Board of Directors or whose nomination for election by Highwoods Properties’ shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of Highwoods Properties then in office, or

(c)     Highwoods Properties or any Wholly Owned Subsidiary which is a Loan Party shall fail to be the sole general partner of Highwoods Realty. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

“Commitment” means, as to each Lender, its obligation to make a Loan to the Borrowers pursuant to Section 2.01 of the Existing Term Loan Agreement, in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 of the Existing Term Loan Agreement. As of the date hereof, each Lender’s Commitment has terminated.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Parties” means a collective reference to the Principal Borrower and its consolidated Subsidiaries; and “Consolidated Party” means any one of them.

“continue”, “continuation” and “continued” each refers to the continuation of a Eurodollar Rate Loan from one Interest Period to another Interest Period pursuant to Section 2.02.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“convert”, “conversion” and “converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.02.

“Credit Rating” means the higher of the publicly announced ratings from Moody’s and S&P or one of their respective successors or assigns for the unsecured long term debt rating of Highwoods Realty (or if Moody’s or S&P does not publicly announce ratings for Highwoods Realty, then of the Principal Borrower).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means a rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus two percent (2.0%) per annum.

“Defaulting Lender” means any Lender that: (a) has notified any Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations hereunder, unless such notice has been withdrawn and the effect of such notice has been cured; (b) has failed to pay to the Administrative Agent or any other Lender any other amount (other than a de minimus amount) required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute or such failure has been cured; or (c) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disbursement Instruction Agreement” means a Disbursement Instruction Agreement to be provided by the Administrative Agent in connection with a request by the Borrowers for additional Loans pursuant to Section 2.12.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means, with respect to any Person, any Subsidiary of such Person which is incorporated or organized under the laws of any State of the United States or the District of Columbia.

“EBITDA” means, for any period, the sum of (a) aggregate Net Income during such period, plus (b) an amount which, in the determination of Net Income for such period, has been deducted for (i) Interest Expense, (ii) total federal, state, local and foreign income, franchise, value added and similar taxes and (iii) depreciation and amortization expense, with each of (i), (ii) and (iii) above determined in accordance with GAAP; provided, that, to the extent the above calculations include amounts allocable to Unconsolidated Affiliates, such calculations shall be without duplication and shall only include such amounts to the extent attributable to any Unconsolidated Affiliate Interests.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and Section 10.06(b)(v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any of the Borrowers, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental

Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means any issuance by the Principal Borrower to any person or entity which is not a Loan Party of (a) shares of its Equity Interests, (b) any shares of its Equity Interests pursuant to the exercise of options or warrants or (c) any shares of its Equity Interests pursuant to the conversion of any debt securities to equity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any of the Borrowers within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any of the Borrowers or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any of the Borrowers or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e)  an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any of the Borrowers or any ERISA Affiliate.

“Eurodollar Market Index Rate” means, for any day, the Eurodollar Rate as of that day that would be applicable for a Eurodollar Rate Loan having a one-month Interest Period determined at approximately 11:00 a.m. for such day (rather than 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period as otherwise provided in the definition of “Eurodollar Rate”), or if such day is not a Business Day, the immediately preceding Business Day. The Eurodollar Market Index Rate shall be determined on a daily basis.

“Eurodollar Rate” means, with respect to any Eurodollar Rate Loan for any Interest Period, the rate of interest obtained by dividing (i) the rate of interest per annum, rounded up to the nearest whole multiple of one hundredth of one percent (0.01%), determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of

America). If, for any reason, the rate referred to in the preceding clause (i) does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then the rate to be used for such clause (i) shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two Business Day prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Any change in the maximum rate or reserves described in the preceding clause (ii) shall result in a change in the Eurodollar Rate on the date on which such change in such maximum rate becomes effective.

“Eurodollar Rate Loan” means any portion of a Loan (other than a Base Rate Loan) that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Swap Obligations” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 6.16 hereof and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all Guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guarantee of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e), and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Term Loan Agreement” has the meaning given that term in first recital paragraph of this Agreement.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means that certain fee letter dated as of November 21, 2011, by and among the Borrowers, the Administrative Agent, the Syndication Agent and the Arrangers.

“FFO” means, as of any date of determination, Net Income plus depreciation and amortization of real and personal property assets to the extent deducted in the determination of Net Income, less any amount added pursuant to clause (b) of the definition of Net Income except to the extent such amount relates to operating partnership units and is attributable to Highwoods Realty by virtue of the line item “non-controlling interests,” as shown on the consolidated income statements of the Consolidated Parties.

“Fixed Charges” means, for any period, the sum of (a) Interest Expense for the applicable period, plus (b) preferred dividends of the Subject Parties actually paid during the applicable period, plus (c) Scheduled Funded Debt Payments for the applicable period; provided, that, to the extent the above calculations include amounts allocable to Unconsolidated Affiliates, such calculations shall be without duplication and shall only include such amounts to the extent attributable to any Unconsolidated Affiliate Interests.

“Foreign Lender” means (a) if each Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if each Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which each Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fully Satisfied” means, with respect to the Obligations as of any date, that, as of such date, (a) all principal of and interest accrued to such date which constitute Obligations shall have been irrevocably paid in full in cash and (b) all fees, expenses and other amounts then due and payable which constitute Obligations shall have been irrevocably paid in cash.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, with respect to any Person, without duplication, (a) all Indebtedness of such Person other than Indebtedness of the types referred to in clauses (c), (h) and (i) of the definition of "Indebtedness" set forth in this Section 1.01, (b) all Indebtedness of another Person of the type referred to in clause (a) above secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (c) all Guarantees of such Person with respect to Indebtedness of the type referred to in clause (a) above of another Person and (d) Indebtedness of the type referred to in clause (a) above of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra‑national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) to guaranty to any Person rental income levels (or shortfalls) or re‑tenanting costs (including tenant improvements, moving expenses, lease commissions and any other costs associated with procuring new tenants); provided, that such obligations shall be determined to be equal to the maximum potential amount of the payments due from the Person guaranteeing the applicable rental income levels over the term of the applicable lease or (v) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith; provided, that, to the extent any Guarantee is limited by its terms, then the amount of such Guarantee shall be deemed to be the stated or determinable amount of such Guarantee. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, as of any date of determination, (a) each Person that has been required, pursuant to the terms of this Agreement and the Guaranty, to execute a counterpart of the Guaranty, in each case to the extent such Person has not been released from its obligations under the Guaranty pursuant to the terms of the Guaranty and this Agreement, and (b) with respect to the payment and performance by each Specified Loan Party of its obligations under the Guaranty with respect to all Swap Obligations, the Borrowers.

“Guaranty” means the Amended and Restated Guaranty dated as of the date hereof made by each of the Domestic Subsidiaries of the Principal Borrower existing as of the date hereof (except the Non-Guarantor Subsidiaries) in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit G, as the same may be amended, restated, supplemented or otherwise modified from time to time and as joined from time to time by such Persons that either (a) become, following the date hereof, a Domestic Subsidiary of the Principal Borrower that is not a Non-Guarantor Subsidiary or (b) cease to qualify as a Non-Guarantor Subsidiary following the date hereof.

“Harborview Project” means the certain development known as Harborview  located at 3031 N. Rocky Point Drive West, Tampa, Florida  33607 in the SF-HIW Harborview Plaza, LP joint venture.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos‑containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Highwoods Properties” has the meaning assigned to such term in the introductory paragraph hereof.

“Highwoods Realty” has the meaning assigned to such term in the introductory paragraph hereof.

“Highwoods Services” means Highwoods Services, Inc., a North Carolina corporation.

“Income Producing Properties” means, as of any date of determination, all Properties (other than Acquired Properties or Pre-Leased Development Properties): (a) which are partially or fully income producing for financial reporting purposes on the applicable calculation date and have been continuously partially or fully income producing for financial reporting purposes for the calendar quarter ending immediately preceding the calculation date, (b) for which an unconditional base building certificate of occupancy (or its equivalent) has been issued by the applicable governmental authority, (c) as to such assets which, in the immediately preceding reporting period, were classified as Non-Income Producing Properties (other than Pre-Leased Development Properties), which either (i) are leased to tenants in occupancy and the leases for such tenants in occupancy (excluding tenants under free rent periods) represent seventy-five percent (75%) or more of the rentable square footage of the applicable real property asset; or (ii) have, if not for this clause (c)(ii), qualified as a Non-Income Producing Property for a period equal to or in excess of eighteen (18) months following the issuance of an unconditional base building certificate of occupancy and (d) as to such assets which, in the immediately preceding reporting period, were classified as Pre-Leased Development Properties, which have, if not for this clause (d), qualified as a Non-Income Producing Property for a period equal to or in excess of six (6) months following the issuance of an unconditional base building certificate of occupancy or substantial completion of the applicable improvements (provided, that different phases of real property developments shall be treated as different assets for purposes of this determination); provided, however, that “Income Producing Properties” shall not include the revenue resulting from intra or inter-entity leases between any Borrower and any of the Subject Parties.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)    net obligations of such Person under any Swap Contract (as calculated below);

(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business to the extent not past due for more than one hundred twenty (120) days after the date on which such trade account payable was created, unless such trade account payable is being contested in good faith);

(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)    the principal portion of capital leases, Synthetic Lease Obligations and all other Off-Balance Sheet Liabilities (as calculated below);

(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; provided, however, that such obligations shall not be considered Indebtedness hereunder to the extent such redemption may be completed through the issuance by such Person of its capital stock in exchange for the Equity Interests being redeemed and such Person has elected or may still elect to issue such capital stock rather than pay other consideration in connection with such redemption;

(h)    all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements; and

(i)    all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non‑recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Expense” means, for any period, (a) all interest expense (including, without limitation, the interest component under capital leases and with respect to Off-Balance Sheet Liabilities) of the Consolidated Parties for such period, as determined in accordance with GAAP, plus (b) all interest expense (including the interest component under capital leases and with respect to Off-Balance Sheet Liabilities), as determined in accordance with GAAP, of each Unconsolidated Affiliate multiplied by the respective Unconsolidated Affiliate Interest in each such entity; provided, that the Facility Fees (as defined in the Revolving Credit Agreement) paid by the Borrowers during any such period shall constitute a portion of the “Interest Expense” for purposes of this definition; provided, further, that any amount of capitalized or accrued interest on the Indebtedness of any Consolidated Party shall be included in the calculation of “Interest Expense,” whether or not such amounts constitute interest expense as determined in accordance with GAAP, but except to the extent such expenses are addressed in a related construction budget or the Borrowers maintain, as of a given calculation date, availability under the Revolving Credit Agreement equal to or in excess of 25% of the Aggregate Commitments (as defined in the Revolving Credit Agreement).

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the first (1st) Business Day of each calendar month and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date seven (7) days or one (1), three (3) or six (6) months thereafter, as selected by the Principal Borrower in the Notice of Borrowing, a Notice of Continuation or a Notice of Conversion, as applicable; provided that:

(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)    any Interest Period (other than an Interest Period having a duration of seven (7) days) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)    no Interest Period shall extend beyond the Maturity Date.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2.01. The term “Loan” shall include additional loans made to the Borrowers pursuant to Section 2.12.

“Loan Documents” means this Agreement, each Note and the Guaranty.

“Loan Parties” means, collectively, each of the Borrowers and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities or financial condition of the Consolidated Parties, taken as a whole; (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” has the meaning specified in Section 2.11(a).

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA and that is subject to Title IV of ERISA, to which any of the Borrowers or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Negative Pledge” means a provision of any agreement (other than this Agreement or any other Loan Document) that prohibits the creation of any Lien on any assets of a Person; provided, however, that an agreement that establishes a maximum ratio of unsecured debt to unencumbered assets, or of secured debt to total assets, or that otherwise conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a “Negative Pledge” for purposes of this Agreement.

“Net Cash Proceeds” means the aggregate cash proceeds received by the Consolidated Parties in respect of any Equity Issuance, net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees and sales commissions) and (b) taxes paid or payable as a result thereof; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by the Consolidated Parties in any Equity Issuance.

“Net Income” means, for any period, the sum of (a) net income (excluding extraordinary and non-recurring gains and losses, impairments, non-cash equity-based compensation charges, prepayment penalties, gains or losses on the sale of property and related tax effects thereto) after taxes for such period of the Consolidated Parties on a consolidated basis, as determined in accordance with GAAP, plus (b) without duplication, an amount equal to the line item “non-controlling interests,” as shown on the consolidated income statements of the Consolidated Parties, plus (c) without duplication, an amount equal to the aggregate of net income (excluding extraordinary and non-recurring gains and losses, impairments, non-cash equity-based compensation charges, prepayment penalties, gains or losses on the sale of property and related tax effects thereof) after taxes for such period, as determined in accordance with GAAP, of each Unconsolidated Affiliate multiplied by the respective Unconsolidated Affiliate Interest of each such entity.

“Net Operating Income” means, for any given period and with respect to any given Property or Properties, the amount equal to: (a) the sum of (i) gross revenues attributable to such Property or Properties for such period, less (ii) to the extent otherwise included in gross revenues, interest income; less (b) an amount equal to (i) operating expenses allocable to such Property or Properties (excluding any management fees accrued with respect to such Property or Properties), less (ii) to the extent included in the calculation of operating expenses, (A) total federal, state, local and foreign income, franchise, value added and similar taxes, (B) depreciation and amortization, and (C) Interest Expense.

“Non-Guarantor Subsidiaries” means, as of any date of determination, a collective reference to:

(a)    those entities specified as “Non-Guarantor Subsidiaries” in the schedules to the Loan Documents;

(b)    Highwoods Services and each of its Subsidiaries;

(c)    any Subsidiary of any Loan Party (i) formed for or converted to (in accordance with the terms and conditions set forth herein) the specific purpose of holding title to assets which are collateral for Indebtedness owing by such Subsidiary and (ii) which is (or, immediately following its release as a Loan Party hereunder, shall be) expressly prohibited in writing from guaranteeing Indebtedness of any other Person pursuant to (A) a provision in any document, instrument or agreement evidencing such Indebtedness of such Subsidiary or (B) a provision of such Subsidiary's Organization Documents, in each case, which provision was included in such Organization Document or such other document, instrument or agreement as an express condition to the extension of such Indebtedness required by the third party creditor providing the subject financing; provided, that a Subsidiary meeting the above requirements shall only remain a “Non-Guarantor Subsidiary” for so long as (1) each of the above requirements are satisfied, (2) such Subsidiary does not guarantee any other Indebtedness and (3) the Indebtedness with respect to which the restrictions noted in clause (ii) are imposed remains outstanding;

(d)    any Subsidiary of any Loan Party (i) which becomes a Subsidiary of such Loan Party following the Closing Date, (ii) which is not a Wholly Owned Subsidiary of such Loan Party, and (iii) with respect to which such Loan Party does not have sufficient voting power (and is unable, after good faith efforts to do so, to cause any necessary non-Loan Party equity holders to agree) to cause such Subsidiary to execute the Guaranty pursuant to the terms of the Loan Documents or, notwithstanding such voting power, the interests of such non-Loan Party holders have material economic value in the reasonable judgment of the Principal Borrower that would be impaired by the execution of the Guaranty; and

(e)    any other Subsidiary of a Loan Party to the extent (i) such Subsidiary holds no assets; or (ii) (A) such Subsidiary holds Total Asset Value with a value of less than $500,000 and (B) the sum of the values of the Total Asset Value held by the Subsidiaries already qualifying as Non-Guarantor Subsidiaries pursuant to subclause (d)(ii)(A) above plus the value of the Total Asset Value held by the applicable Subsidiary is less than $5,000,000; and

“Non-Guarantor Subsidiary” means any one of such entities.

“Non-Income Producing Properties” means a collective reference to all Properties which do not qualify as “Income Producing Properties” (following application of subsection (c)(ii) and each other provision of the definition thereof and including, without limitation, Properties qualifying as Pre-Leased Development Properties, Acquired Properties, Speculative Land and Properties Under Development).

“Note” means a promissory note made by the Borrowers in favor of a Lender evidencing the Loan made by such Lender, substantially in the form of Exhibit D.

“Notes Receivable” means, all promissory notes or other similar obligations to pay money, whether secured or unsecured, which are not over thirty (30) days past due in which any Person has an interest.

“Notice of Borrowing” means a notice substantially in the form of Exhibit A (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.12 evidencing the Borrowers’ request for the borrowing of additional Loans pursuant to such Section.

“Notice of Continuation” means a notice substantially in the form of Exhibit B (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.02 evidencing the Borrowers’ request for the continuation of Eurodollar Rate Loans.

“Notice of Conversion” means a notice substantially in the form of Exhibit C (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.02 evidencing the Borrowers’ request for the conversion of Loans from one Type to another Type.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including (i) interest and fees that accrue under the Loan Documents after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (ii) any Swap Contract entered into in connection with the Loans by any Loan Party with respect to which a Lender or any Affiliate of a Lender is a party; provided, that the “Obligations” shall exclude any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Liabilities” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); (b) the monetary obligations under any financing lease or so‑called “synthetic,” tax retention or off‑balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness; (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Subsidiaries; or (d) any other monetary obligation arising with respect to any other transaction which (i) is characterized as indebtedness for tax purposes but not for accounting purposes in accordance with GAAP or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries (for purposes of this clause (d), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non‑U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.13).

“Outstanding Amount” means with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(e).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any of the Borrowers or any ERISA Affiliate or to which the Borrowers or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by any of the Borrowers and, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, established or maintained by any of the Borrowers or any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Preferred Stock Subsidiary” means any entity (a) in which a Loan Party owns at least ninety percent (90.0%) of the Equity Interests but less than ten percent (10.0%) of the Voting Stock and (b) with respect to which the Principal Borrower certifies in writing to the Administrative Agent that such entity was formed with such an ownership structure such that its income would not adversely affect the qualification of Highwoods Properties status as a REIT.

“Pre-Leased Development Properties” means a collective reference to all Properties Under Development that are, prior to the issuance of any certificate of occupancy (temporary or otherwise) related to the applicable improvements, at least 50% (or, for purposes of the applicable calculations set forth in Section 7.08.(g) only, 75%) pre-leased to third parties that are not affiliated with the Borrowers or any Subject Party pursuant to valid and binding lease agreements under which (a) commencement of rental payment obligations are contingent only upon completion of the applicable improvements and other standard conditions; (b) the applicable lessee is not the subject of any then-continuing bankruptcy or insolvency proceedings; and (c) no defaults or events of default are, to the knowledge of the Borrowers, then-continuing.

“Principal Borrower” means Highwoods Properties, together with its successors and assigns.

“Pro Forma Compliance Certificate” means a certificate of an officer of the Principal Borrower delivered to the Administrative Agent in connection with a Disposition and containing reasonably detailed calculations, upon giving effect to the applicable transaction on a pro forma basis, of the financial covenants set forth in Section 7.08.

“Properties” means, as of any date of determination, all interests in real property (direct or indirect), together with all improvements thereon, owned by any Subject Party; and “Property” means any one of them.

“Properties Under Development” means, as of any date of determination, all Properties, the primary purpose of which is to be leased in the ordinary course of business or to be sold upon completion and on which any Subject Party has commenced construction of a building or other improvements; provided that any such Property will no longer be considered a Property Under Development when, (a) such Property qualifies as an Income Producing Property or (b) prior to substantial completion of the construction work with respect to the property, such construction work has ceased for a period of thirty (30) days, in which case such Property shall be considered Speculative Land until such time as construction has resumed.

“Quarterly Subsidiary Joinder Statement” means a certificate, prepared on a quarterly basis by the Principal Borrower, setting forth a list of all Subsidiaries acquired or created during the immediately preceding fiscal quarter, together with a schedule of the assets owned by each such Subsidiary.

“Recipient” means (a) the Administrative Agent and (b) any Lender.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrowers as prescribed by the Securities Laws.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders holding in the aggregate at least fifty-one percent (51%) of the Total Outstandings; provided that the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief operating officer, chief financial officer, general counsel or treasurer of a Loan Party, or any other individual who may from time to time be authorized by the Board of Directors of the Principal Borrower to serve as a “Responsible Officer” for the purposes hereof. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of the Equity Interests of any Consolidated Party, now or hereafter outstanding (including any payment of dividends by the Principal Borrower necessary to retain its status as a REIT or to meet the distribution requirements of Section 857 of the Internal Revenue Code and any distributions by Highwoods Realty to the Principal Borrower necessary to allow the Principal Borrower to maintain its status as a REIT or to meet the distribution requirements of Section 857 of the Internal Revenue Code), (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of the Equity Interests of any Consolidated Party, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Equity Interests of any Consolidated Party, now or hereafter outstanding and (d) to the extent not otherwise accounted for in items (a) – (c) above, any payments, dividends or distributions of any type made by any Consolidated Party with respect to operating partnership units to the extent attributable to Highwoods Realty.

“Revolving Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement dated as of November [12], 2013 by and among the Borrowers, the financial institutions from time to time party thereto as “Lenders”, Bank of America, National Association, as Administrative Agent, and the other parties thereto.

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw‑Hill Companies, Inc., and any successor thereto.

“Sarbanes‑Oxley” means the Sarbanes‑Oxley Act of 2002.

“Scheduled Funded Debt Payments” means, for a given period, the sum of (a) all scheduled payments of principal on Funded Indebtedness for the Consolidated Parties on a consolidated basis for the applicable period ending on such date (including the principal component of payments due on capital leases during the applicable period), plus (b) an amount equal to the aggregate of all scheduled payments of principal on Funded Indebtedness for each Unconsolidated Affiliate for the applicable period (including the principal component of payments due on capital leases during the applicable period), multiplied by the respective Unconsolidated Affiliate Interest of each such entity, plus (c) the amount of the aggregate payments made by the Consolidated Parties during such period as a result of any guaranties of rental income levels (or shortfalls) or re‑tenanting costs (including tenant improvements, moving expenses, lease commissions and any other costs associated with procuring new tenants), plus (d) the amount of the aggregate payments made by any Unconsolidated Affiliate(s) during such period as a result of any guaranties of rental income levels (or shortfalls) or re‑tenanting costs (including tenant improvements, moving expenses, lease commissions and any other costs associated with procuring new tenants), multiplied by the respective Unconsolidated Affiliate Interest of each such entity; it being understood that Scheduled Funded Debt Payments shall not include any one-time “bullet”, “lump sum” or “balloon” payments due on the repayment date of Funded Indebtedness.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Debt” means, for any given calculation date, (a) the total aggregate principal amount of any Indebtedness (other than Indebtedness incurred hereunder) of the Consolidated Parties, on a consolidated basis, that is (i) secured in any manner by any Lien or (ii) entitled to the benefit of a Negative Pledge (other than under this Agreement), plus (b) the total aggregate principal amount of any Indebtedness (other than Indebtedness incurred hereunder) of each Unconsolidated Affiliate that is (i) secured in any manner by any Lien or (ii) entitled to the benefit of a Negative Pledge (other than under this Agreement), multiplied by the Unconsolidated Affiliate Interest with respect to each such Unconsolidated Affiliate. Indebtedness in respect of obligations under any capitalized lease shall not be deemed to be “Secured Debt.”

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes‑Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Solvent” means, as to a Person, that (a) the aggregate fair market value of its assets exceeds its liabilities, (b) it is able to pay its liabilities in the ordinary course of business and (c) it does not have unreasonably small capital to conduct its businesses.

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 6.16).

“Speculative Land” means, at any given time, all land owned by any Subject Party that has not been developed and is not currently being developed.

“Straight-Lining of Rents” means, with respect to any lease, the method by which rent received with respect to such lease is considered earned equally over the term of such lease despite the existence of (i) any free rent periods under such lease and (ii) any rent step up provisions under such lease.

“Subject Parties” means the Principal Borrower and each of its Subsidiaries and Affiliates.

“Subsidiary” means, as to any entity, a corporation, partnership, joint venture, limited liability company or other business entity (a) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person or (b) the financial statements of which are required, pursuant to GAAP, to be consolidated with such entity.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross‑currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark‑to‑market value(s) for such Swap Contracts, as determined based upon one or more mid‑market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so‑called synthetic, off‑balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tangible Net Worth” means, as of any date, the sum of (a) stockholder’s equity (as stated in the consolidated financial statements of the Principal Borrower), plus (b) accumulated depreciation with respect to real assets (to the extent deducted in determining stockholders’ equity), less (c) the value of all Intangible Assets (other than lease intangibles) of the Consolidated Parties on a consolidated basis (to the extent included in determining stockholders’ equity), in each case as determined in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $25,000,000.00.

“TL/TA Ratio” means, as of any date of calculation, the ratio of (a) Total Liabilities to (b) Total Asset Value.

“Total Asset Value” means, as of any date of determination, the sum of, without duplication, (a) the aggregate Value of all Income Producing Properties; plus (b) the aggregate Value of all Non-Income Producing Properties; plus (c) cash and cash equivalents held by the Loan Parties, plus (d) up to $100,000,000 (in the aggregate) in notes receivable related to secured first mortgage or mezzanine financings pursuant to each of which the initial loan to cost ratio is not in excess of 75.0%.

“Total Liabilities” means, as of any date of determination, the sum of (a) total liabilities of the Consolidated Parties on a consolidated basis, as determined in accordance with GAAP, plus (b) an amount equal to the aggregate of total liabilities, as determined in accordance with GAAP, of each Unconsolidated Affiliate multiplied by the respective Unconsolidated Affiliate Interest of each such entity (except to the extent any Loan Party would be legally liable for a greater percentage of such liabilities, in which such larger percentage shall be used), plus (c) without duplication, the Indebtedness of the Consolidated Parties on a consolidated basis plus (d) without duplication, the aggregate Indebtedness of each Unconsolidated Affiliate multiplied by the respective Unconsolidated Affiliate Interest of each such entity (except to the extent any Loan Party would be legally liable for a greater percentage of such Indebtedness, in which case such larger percentage shall be used).

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Type” means, with respect to a Loan (or any portion thereof), its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unconsolidated Affiliate Interest” means the percentage of the Equity Interests owned by a Consolidated Party in an Unconsolidated Affiliate accounted for pursuant to the equity method of accounting under GAAP.

“Unconsolidated Affiliate” means any corporation, partnership, association, joint venture or other entity in each case which is not a Consolidated Party and in which a Consolidated Party owns, directly or indirectly, any Equity Interest.

“Unencumbered Assets” means, as of any date of determination, all Properties that are not subject to any Liens or Negative Pledges and which are (a) Wholly-Owned by a Borrower or a Wholly Owned Subsidiary that is a Loan

Party, or (b) Wholly-Owned by a Subsidiary that is a Loan Party but that is not a Wholly Owned Subsidiary (but at least 90% of whose Equity Interests are owned, directly or indirectly, by the Principal Borrower), and such Properties are controlled exclusively by such Subsidiary (including control over the ability to dispose of, grant Liens in, or otherwise encumber assets, and to incur, repay and prepay Indebtedness, provide guarantees and make restricted payments in respect thereof, in each case without any requirement for the consent of any other Person).

“Unencumbered Asset Value” means the sum of, without duplication, (a) the Value of all Properties (other than Pre-Leased Development Properties) that are Unencumbered Assets, provided that, with respect to any Unencumbered Assets that are Wholly-Owned by a Subsidiary that is not a Wholly Owned Subsidiary, the Value of such Properties shall be limited to the pro rata interest (based on the percentage ownership of Equity Interests in the applicable Subsidiary owned by the Consolidated Parties) in such Properties; plus (b) the Value of all Pre-Leased Development Properties that are Unencumbered Assets, plus (c) the Value of unrestricted cash and cash equivalents held by the Loan Parties to the extent constituting proceeds from asset sales of assets previously qualifying as Unencumbered Assets completed within the previous thirty (30) days; provided, however, that (x) to the extent the Value of Pre-Leased Development Properties included in the amount calculated pursuant to clause (b) above, as determined on any calculation date, exceeds twenty percent (20.0%) of the total Unencumbered Asset Value, such Value of Pre-Leased Development Properties to be included in the calculation of Unencumbered Asset Value shall be automatically reduced to an amount which is equal to twenty percent (20.0%) of the total Unencumbered Asset Value (before taking into account the reduction in the total Unencumbered Asset Value resulting from such reduction), and (y) to the extent the Properties that are Wholly-Owned by a Subsidiary that is not a Wholly Owned Subsidiary included in the amount calculated pursuant to clause (a) above, as determined on any calculation date, exceeds fifteen percent (15.0%) of the total Unencumbered Asset Value, the Value of such Properties to be included in the calculation of Unencumbered Asset Value shall be automatically reduced to an amount which is equal to fifteen percent (15.0%) of the total Unencumbered Asset Value (before taking into account the reduction in the total Unencumbered Asset Value resulting from such reduction).

“United States” and “U.S.” mean the United States of America.

“Unsecured Debt” means, for any given calculation date, the total aggregate principal amount of Indebtedness of the Consolidated Parties, on a consolidated basis, that is not Secured Debt (including all Indebtedness in respect of obligations under any capitalized leases); it being understood that Unsecured Debt shall not include principal amounts available to be drawn (but not drawn) under outstanding commitments.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).

“Value” means:

(a)    with respect to any Income Producing Property, either (i) the Annualized Adjusted NOI allocable to such Property, divided by the Capitalization Rate or (ii) with respect to the calculation of the value of such Income Producing Property for purposes of the Total Asset Value calculation only and to the extent specifically requested by the Principal Borrower in writing with respect to such Income Producing Property on or prior to the applicable date of calculation, the appraised value of such Income Producing Property; provided, that (y) such appraisal shall be in form and substance acceptable to the Administrative Agent in its discretion and that the “Value” of an Income Producing Property for purposes of determining Total Asset Value may not be determined by reference to its appraised value for a period in excess of one calendar year during the term of this Agreement and (z) to the extent that any such Income Producing Properties are owned by an Unconsolidated Affiliate, any appraised value used pursuant to subclause (ii) above shall be multiplied by the applicable Unconsolidated Affiliate Interest with respect thereto; and

(b)    with respect to any Pre-Leased Development Property, the undepreciated book value of such Property or assets (as determined in accordance with GAAP); provided, that to the extent that any such Pre-Leased Development Properties are owned by an Unconsolidated Affiliate, such value shall be multiplied by the applicable Unconsolidated Affiliate Interest with respect thereto; and

(c)    with respect to any other Non-Income Producing Property (including, without limitation, Properties qualifying as Acquired Properties, Speculative Land and Properties Under Development) or other assets held by any Person which do not qualify as Income Producing Properties:

(i)     for all calculations other than those related to Unencumbered Asset Value, the undepreciated book value of such Property or assets (as determined in accordance with GAAP);

(ii)     for all calculations related to Unencumbered Asset Value (other than with respect to Acquired Properties), the Annualized Adjusted NOI allocable to such Property, divided by the Capitalization Rate; and

(iii)    for Unencumbered Asset Value, the undepreciated book value of Acquired Properties;

provided, in each case, that to the extent that any such Non-Income Producing Properties are owned by an Unconsolidated Affiliate, such value shall be multiplied by the applicable Unconsolidated Affiliate Interest with respect thereto.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wholly-Owned” means, with respect to the ownership by any Person of any Property, that one hundred percent (100%) of the ownership of such Property is held, directly or indirectly, by such Person.

“Wholly Owned Subsidiary” means, (a) with respect to Highwoods Realty, any direct or indirect Subsidiary of Highwoods Realty 100% of whose Equity Interests are owned by (i) Highwoods Realty, (ii) Highwoods Realty and Highwoods Properties, or (iii) Highwoods Realty and one or more of Highwoods Properties or another Wholly Owned Subsidiary of Highwoods Realty, (b) with respect to Highwoods Properties, (i) Highwoods Realty, (ii) any Wholly Owned Subsidiary of Highwoods Realty, or (iii) any direct or indirect Subsidiary of Highwoods Properties 100% of whose Equity Interests are owned by Highwoods Properties or by one or more of Highwoods Realty and a Wholly Owned Subsidiary of Highwoods Realty, and (c) with respect to Highwoods Services, any direct or indirect Subsidiary of Highwoods Services 100% of whose Equity Interests are owned by (i) Highwoods Services, or (ii) Highwoods Services and one or more of Highwoods Properties, Highwoods Realty, or another Wholly Owned Subsidiary of Highwoods Realty.

“Withholding Agent” means any Loan Party and the Administrative Agent.

1.02	Other Interpretive Provisions.
With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03	Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrowers and their respective Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. Notwithstanding anything to the contrary contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made in a manner such that any obligations relating to a lease that was accounted for by such Person as an operating lease as of the date of this Agreement and any similar lease entered into after the date of this Agreement by such Person shall be accounted for as obligations relating to an operating lease and not as capital lease.

(b)    Changes in GAAP. The parties hereto acknowledge and agree that if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.

(c)    Harborview Carve-Out. Notwithstanding anything to the contrary contained herein, and for so long as the Harborview Project is not owned 100% by the Principal Borrower or any of its Wholly Owned Subsidiaries, for purposes of determining the financial effects of the Harborview Project, which would otherwise qualify as a sold property which would be required by GAAP to remain on the consolidated financial statements of any one or more of the Consolidated Parties as a result of applying the financing, profit sharing or other alternative accounting methods prescribed by paragraphs 25 to 29 of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 66, “Accounting for Sales of Real Estate,” issued October, 1982 (“FAS 66”), such provisions of FAS 66 shall, for the duration of this Agreement, not be reflected for purposes of calculating the financial covenants contained in the Loan Documents. For purposes of clarification, all real estate transactions other than the Harborview Project shall, for the duration of this Agreement, be accounted for using standard GAAP accounting (including application, as applicable, of paragraphs 25 to 29 of FAS 66).

(d)    Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Principal Borrower and its Subsidiaries or to the determination of any amount for the Principal Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Principal Borrower is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

(e)    Treatment of Equity Interests Subject to Redemption Notices. Notwithstanding anything contained herein to the contrary or anything set forth in GAAP to the contrary, all Equity Interests constituting preferred stock of Highwoods Properties that is the subject of an outstanding redemption notice from Highwoods Properties shall, for purposes of the Section 7.08 financial covenant calculations required to be performed herein and any other determination of the liabilities or the Indebtedness of Highwoods Properties (regardless of whether liabilities or Indebtedness of any other Persons are included in such calculation) shall be treated as equity rather than as a liability for purposes of this Agreement; provided, that such treatment shall be given subject to the following terms and conditions: (i) the treatment of any given share of Highwoods Properties’ preferred stock as equity during any redemption notification period shall not exceed a period of sixty (60) days during the term of this Agreement (provided, that the status of such share shall, following any such sixty (60) day period, be subject to interpretation under GAAP) and (ii) the treatment of any given share of Highwoods Properties’ preferred stock as equity when such share would otherwise be treated as a liability pursuant to GAAP shall be effective only with respect to shares of preferred stock that are subject to the giving of mandatory redemption notices.

(f)    Joint Ventures. Except to the extent otherwise set forth herein, if any Borrower, any Loan Party or any of their respective subsidiaries enters into a joint venture agreement or similar arrangement, for purposes of calculating the financial covenants set forth in Section 7.08, any such investment will be treated on a pro rata basis and the Borrowers will be credited with their pro rata share of the income and investment and will be charged with its pro rata share of the expenses and liabilities, including Indebtedness and debt service. If however, any Indebtedness of a joint venture of any type is recourse to any Borrower or any other Loan Party, then the greater of the Borrowers’ pro rata portion of the debt or the portion of the debt which is recourse to the Borrowers or such Loan Party shall be used in calculating the financial covenants set forth in Section 7.08.

1.04	Rounding.
Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding‑up if there is no nearest number).

1.05	Times of Day; Rates.
Unless otherwise specified, all references herein to times of day shall be references to Eastern Time (daylight or standard, as applicable). The Administrative Agent does not warrant, nor accept responsibility for, nor shall the Administrative Agent have any liability with respect to, the administration, submission or any other matter related to the published rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto.

1.06	Calculation of Values.
To the extent any calculation of the value of any Property contained herein is based on the appraised value of such Property, the Administrative Agent shall have the right, in its reasonable discretion (or at the request of the Required Lenders) to obtain, in addition to any appraisals obtained on or prior to the date hereof, additional appraisals with respect to each such Property not more than once every twelve (12) calendar months after the date hereof, and such cost of such additional appraisals shall be paid by Borrower to the Administrative Agent within five (5) Business Days after written demand pursuant to Section 10.04 hereof.

1.07	Joint and Several Liability of the Borrowers.
(a)    Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.

(b)    Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations arising under this Agreement and the other Loan Documents, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

(c)    If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the obligations hereunder as and when due or to perform any of such obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such obligation.

(d)    The obligations of each Borrower under the provisions of this Section 1.07 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e)    Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement), or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent and/or Lenders under or in respect of any of the Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent and/or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent and/or Lenders in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or any failure to act on the part of the Administrative Agent and/or Lenders, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 1.07, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 1.07, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 1.07 shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Borrower under this Section 1.07 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to any Borrower, the Administrative Agent or any Lender. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower, the Administrative Agent or any Lender.

(f)    The provisions of this Section 1.07 are made for the benefit of the Administrative Agent and the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the Borrowers as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. Without limiting the generality of the foregoing, each Borrower hereby specifically waives the benefits of N.C. Gen. Stat. §§26-7 through 26-9, inclusive, to the extent applicable. The provisions of this Section 1.07 shall remain in effect until all the Obligations hereunder shall have been Fully Satisfied.

(g)    Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Borrower hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law.

1.08	Appointment of Principal Borrower as Agent for Borrowers.
Each of the Borrowers hereby appoints the Principal Borrower to act as its exclusive agent for all purposes under this Agreement and the other Loan Documents (including, without limitation, with respect to all matters related to the borrowing, repayment and administration of Loans as described in Articles II and III hereof). Each of the Borrowers acknowledges and agrees that (a) the Principal Borrower may execute such documents on behalf of all the Borrowers as the Principal Borrower deems appropriate in its sole discretion and each Borrower shall be bound by and obligated by all of the terms of any such document executed by the Principal Borrower on its behalf, (b) any notice or other communication delivered by the Administrative Agent or any Lender hereunder to the Principal Borrower shall be deemed to have been delivered to each of the Borrowers and (c) the Administrative Agent and each of the Lenders shall accept (and shall be permitted to rely on) any document or agreement executed by the Principal Borrower on behalf of the Borrowers (or any of them). The Borrowers must act through the Principal Borrower for all purposes under this Agreement and the other Loan Documents. Notwithstanding anything contained herein to the contrary, to the extent any provision in this Agreement requires any Borrower to interact in any manner with the Administrative Agent or the Lenders, such Borrower shall do so through the Principal Borrower.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01	Loans.
Pursuant to the Existing Term Loan Agreement, each Lender listed on Schedule 2.01 made a loan (a “Loan”) to the Borrowers, the aggregate outstanding principal amount of which on the Closing Date is set forth on Schedule 2.01. Once repaid, the principal amount of a Loan may not be reborrowed.

2.02	Conversions and Continuations of Loans.
(a)    Each conversion of Loans from one Type to the other and each continuation of Eurodollar Rate Loans shall be made upon the Borrowers’ irrevocable notice to the Administrative Agent (which notice shall be delivered by the Principal Borrower), which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the requested date of any conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans. Each telephonic notice by the Borrowers pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Notice of Conversion or Notice of Continuation, as applicable, appropriately completed and signed by a Responsible Officer of the Principal Borrower. The conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof. The conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Notice of Conversion and Notice of Continuation (whether telephonic or written) shall specify (i) whether the Borrowers are requesting a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, as applicable, (ii) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be converted or continued, (iv) the Type of Loans to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrowers fail to specify a Type of Loan in a Notice of Conversion or Notice of Continuation or if the Borrowers fail to give a timely Notice of Continuation, then the applicable Loans shall be continued as one month Eurodollar Rate Loans. Any such automatic continuation of one month Eurodollar Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable expiring Eurodollar Rate Loans. If the Borrowers request a conversion to, or continuation of, Eurodollar Rate Loans in any such notice, but fail to specify an Interest Period, the Borrowers will be deemed to have requested an Interest Period of one month.

(b)    If no timely Notice of Conversion or Continuation is provided by the Borrowers, the Administrative Agent shall notify each Lender of the details of any automatic conversion to one month Eurodollar Rate Loans described in the preceding subsection.

(c)    Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)    The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.

(e)    After giving effect to the Borrowing, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 3 Interest Periods in effect with respect to Loans.

2.03	Prepayments.
(a)    Generally. Except as otherwise provided in the immediately following subsection and subject to Section 3.05, the Borrowers may, upon notice to the Administrative Agent, at any time or from time to time, voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $500,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice, together with any amount due under the immediately following subsection (b), shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)    Prepayment Premium. During the periods set forth below, the Borrowers may only prepay the Loans, in whole or in part, at the prices (expressed as percentages of principal amount of the Loans to be prepaid) set forth below, plus accrued and unpaid interest, if any, to the date of prepayment:

Period	Percentage
Closing Date to and including January 10, 2014	103.00%
January 11, 2014 to and including January 10, 2015	102.00%
January 11, 2015 to and including January 10, 2016	101.00%
All times after January 11, 2016	100.00%

The Borrowers acknowledge and agree that the amount payable by them under this Section in connection with the prepayment of the Loans is a reasonable calculation of the Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from the prepayment of the Loans.

2.04	Repayment of Loans.
The Borrowers shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date in accordance with Section 2.11 hereof.

2.05	Interest.
(a)    Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)    (i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)    If any amount (other than principal of any Loan) payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)    Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Each payment of interest on the Loans shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the Lenders. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.06	Fees.
The Borrowers shall, without duplication of any fees documented herein, pay to the Arrangers and the Administrative Agent any such other fees as mutually agreed to (including any fees pursuant to the Fee Letter). Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, except as otherwise specifically agreed.

2.07	Computation of Interest and Fees.
All computations of fees and interest shall be made on the basis of a 360‑day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365‑day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.09(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.08	Evidence of Debt.
The Loan made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loan made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Except in the case of any Lender that has advised the Administrative Agent that such Lender does not want to receive a Note, the Borrowers shall execute and deliver to each Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loan in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loan and payments with respect thereto.

2.09	Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office; provided that any such payment shall, to the extent distributed after the Business Day following the Administrative Agent’s receipt thereof, be accompanied by interest on such payment amount (payable by the Administrative Agent) calculated at the Federal Funds Rate commencing as of the date which is two (2) days following the Business Day following the Administrative Agent’s receipt of such payment through the date on which the Administrative Agent makes such payment to the applicable Lender(s). All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)    (i)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of the Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of the Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of the Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)    Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make its Loan, or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

2.10	Sharing of Payments by Lenders.
If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on its Loan resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loan and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.11	Maturity Date.
(a)    Maturity Date. Subject to the provisions of clause (b) of this Section 2.11, the Borrowers shall, on January 10, 2019 (the “Maturity Date”), cause the Obligations (including, without limitation, all outstanding principal and interest on the Loans and all fees, costs and expenses due and owing under the Loan Documents) to be paid in full.

(b)    Satisfaction of Obligations Upon Acceleration. Notwithstanding anything contained herein or in any other Loan Document to the contrary, to the extent any of the Obligations are accelerated pursuant to the terms hereof (including, without limitation, Section 8.02 hereof), the Borrowers shall, immediately upon the occurrence of such acceleration, cause such accelerated Obligations to be paid in full.

(c)    Conflicting Provisions. This Section shall supersede any provisions in Section 2.10 or 10.01 to the contrary.

2.12	Additional Loans.
The Borrowers shall have the right at any time and from time to time during the period beginning on the Closing Date to but excluding the date 90 days prior to the Maturity Date to request additional Loans by providing written notice to the Administrative Agent, which notice shall be irrevocable once given; provided, however, that after giving effect to any such increases the aggregate amount of the Loans shall not exceed $300,000,000. Each such increase in the Loans must be in an aggregate minimum amount of $50,000,000 and integral multiples of $10,000,000 in excess thereof (or such other amounts as may be acceptable to the Administrative Agent and the Borrowers). The Administrative Agent shall promptly notify each Lender upon receipt of any such notice from the Borrowers. Each Lender shall notify the Administrative Agent within 5 Business Days after receipt of the Administrative Agent’s notice whether such Lender wishes to provide an additional Loan and if so, the maximum principal amount of the Loan such Lender is willing to provide. If a Lender fails to deliver any such notice to the Administrative Agent within such time period, then such Lender shall be deemed to have declined to provide an additional Loan. If the aggregate principal amount of the additional Loans the Lenders are willing to provide is less than the aggregate principal amount of additional Loans requested by the Borrowers, then the Administrative Agent may approach other banks, financial institutions and other institutional lenders regarding providing additional Loans. The Administrative Agent, in consultation with the Borrowers, shall manage all aspects of the syndication of such increase in the Loans, including decisions as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to such increase and the allocations of the increase in the Loans among such existing Lenders and/or other banks, financial institutions and other institutional lenders. No Lender shall be obligated in any way whatsoever to increase the principal amount of its Loan or provide a new Loan, and any new Lender becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee. Effecting the increase of the Loans under this Section is subject to the following conditions precedent: (x) no Default or Event of Default shall be in existence on the effective date of such increase, (y) the representations and warranties made or deemed made by the Borrowers or any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct on and as of the effective date of such increase except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (unless such representation and warranty is subject to a materiality or Material Adverse Effect qualifier in which case it will be true and correct in all respects), it being understood and agreed that any violation of any covenant contained in Section 7.08 shall be deemed material such that any representation with respect to compliance therewith shall be deemed material in any event, and except that for purposes of this Section, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (z) the Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of (A) all corporate and other necessary action taken by the Borrowers to authorize such increase and (B) all corporate and other necessary action taken by each Guarantor authorizing the guaranty of such increase; (ii) an opinion of counsel to the Borrowers and the Guarantors, and addressed to the Administrative Agent and the Lenders covering such matters as reasonably requested by the Administrative Agent, (iii) new Notes executed by the Borrowers, payable to any new Lenders and replacement Notes executed by the Borrowers, payable to any existing Lenders increasing the principal amount of their Loans, in the principal amount of such Lender’s Loan at the time of the effectiveness of the applicable increase in the aggregate principal amount of the Loans, (iv) a duly completed and executed Disbursement Instruction Agreement and (v) a duly completed and executed Notice of Borrowing. The Notice of Borrowing must be received by the Administrative Agent not later than 11:00 a.m. (x) three (3) Business Days prior to the requested date of the borrowing of Eurodollar Rate Loans and (y) on the requested date of the borrowing of Base Rate Loans,and shall be deemed to be a representation and warranty that the conditions specified above have been satisfied on and as of the date of the making of the Loans. In connection with any increase in the aggregate principal amount of the Loans pursuant to this Section any Lender becoming a party hereto shall execute such documents and agreements as the Administrative Agent may reasonably request.

2.13	Funds Transfer Disbursements.
The Borrowers hereby authorize the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Principal Borrower or any other Borrower to any of the accounts designated in the Disbursement Instruction Agreement. The Borrowers agree to be bound by any transfer request: (i) authorized or transmitted by the Borrowers; or (ii) made in the Borrowers’ name, not containing any manifest errors and accepted by the Administrative Agent in good faith and in compliance with these transfer instructions, even if not properly authorized by the Borrowers. The Borrowers further agree and acknowledge that the Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by the Borrowers to effect a wire of funds transfer even if the information provided by the Borrowers identifies a different bank or account holder than named by the Borrowers. The Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by the Borrowers. If the Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer or requests or takes any actions in an attempt to detect unauthorized funds transfer requests, the Borrowers agree that no matter how many times the Administrative Agent takes these actions the Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between the Administrative Agent and the Borrowers. The Borrowers agree to notify the Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after the Administrative Agent’s confirmation to the Borrowers of such transfer.

2.14	Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; third, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and fourth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.14(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(b)    Defaulting Lender Cure. If the Principal Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will take such other actions as the Administrative Agent may determine to be necessary, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Laws and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)    Indemnification by the Borrower. The Borrowers shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)    Indemnification by Lender. Each Lender shall, and does hereby, severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor against: (i) Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so); (ii) Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(e) relating to the maintenance of a Participant Register; and (iii) Excluded Taxes attributable to such Lender, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document against any amount due to the Administrative Agent under this Section 3.01(d).

(e)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by the Borrowers to a Governmental Authority pursuant to this Section 3.01, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)    Status of Lenders.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(f)(ii)(A), 3.01(f)(ii)(B), and 3.01(f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Borrower,

(A)    any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed originals of IRS Form W‑8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W‑8BEN, or

(4)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)     If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out‑of‑pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnified party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)    Defined Terms. For purposes of this Section 3.01, the term “applicable Law” includes FATCA.

(i)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.02	Illegality.
If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts in good faith the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts in good faith the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03	Inability to Determine Rates.
If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar

Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for the Borrowing of, or conversion to, Base Rate Loans in the amount specified therein.

3.04	Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate);

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on any Loans made by it; or

(iii)    impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting to or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrowers will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loan made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05	Compensation for Losses.
Upon demand of the Administrative Agent from time to time, the Borrowers shall promptly pay to the Administrative Agent, for the account of each Lender, such amount or amounts as the Administrative Agent shall determine in its reasonable discretion to be sufficient to compensate such Lenders, and hold such Lender harmless from, any loss, cost or expense incurred by it as a result of:

(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)    any failure by the Borrowers (for a reason other than the failure of such Lender to make its Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers; or

(c)    any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Market Index Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06	Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04 and the Required Lenders are not also doing the same, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and such amounts are not also being paid to or for the account of the Required Lenders, the Borrowers may replace such Lender in accordance with Section 10.13.

3.07	Survival.
All of the Borrowers’ obligations under this Article III shall survive repayment of all Obligations hereunder.

ARTICLE IV
CONDITIONS PRECEDENT

4.01	Conditions to Effectiveness.
The effectiveness of this Agreement is subject to satisfaction of the following conditions precedent:

(a)    The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)    fully executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Principal Borrower;

(ii)    a Note executed by the Borrowers in favor of each Lender (other than any Lender requesting not to receive a Note);

(iii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is validly existing and in good standing in the jurisdiction of such Loan Party’s incorporation, organization, or formation, as applicable;

(v)    favorable opinions of (A) Hunton and Williams, LLP, special counsel to the Loan Parties and (B) Jeffrey D. Miller, general counsel of the Principal Borrower, addressed to the Administrative Agent and each Lender, as to the matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(vi)    a certificate of the chief financial officer of the Principal Borrower:

(A)     either (1) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Loan Parties and the validity against the Loan Parties of the Loan Documents to which each is a party, and such consents, licenses and approvals shall be in full force and effect, or (2) stating that no such consents, licenses or approvals are so required;

(B)     certifying (1) that immediately after giving effect to this Agreement, the other Loan Documents and all the transactions contemplated therein to occur on such date, (x) each Borrower is, and the Loan Parties, taken as a whole, are Solvent, (y) no Default or Event of Default exists, and (z) all representations and warranties contained herein and in the other Loan Documents are true and correct in all material respects (or in all respects in the case of a representation or warranty containing a materiality qualifier), (2) that the conditions specified in Sections 4.01(f) and (g) have been satisfied, (3) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (4) the current Credit Ratings; and

(C)    demonstrating compliance, as of the end of the fiscal period ended September 30, 2013, with the financial covenants contained in Section 7.08 by detailed calculation thereof (which calculation shall be in form satisfactory to the Administrative Agent and which shall include, among other things, an explanation of the methodology used in such calculation and a breakdown of the components of such calculation); and

(vii)    such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b)    There shall not have occurred a material adverse change since December 31, 2012 in the business, assets, operations or financial condition of the Borrowers and the other Loan Parties taken as a whole, or in the facts and information, taken as a whole, regarding such entities as represented to date.

(c)    There shall not exist any action, suit, investigation, or proceeding pending or threatened, in writing, in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect.

(d)    Any fees required to be paid on or before the Closing Date shall have been paid (or provisions reasonably satisfactory to the Administrative Agent shall have been made for the concurrent payment thereof).

(e)    Unless waived by the Administrative Agent, the Borrowers shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute their reasonable estimate of such fees, charges and disbursements incurred or to be incurred by them through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

(f)    The representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or in all respects in the case of a representation or warranty containing a materiality qualifier) on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (unless such representation and warranty is subject to a materiality or Material Adverse Effect qualifier in which case it will be true and correct in all respects) on and as of such earlier date, it being understood and agreed that any violation of any covenant contained in Section 7.08 shall be deemed material such that any representation with respect to compliance therewith shall be deemed material in any event.

(g)    No Default or Event of Default shall exist as of the Closing Date.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
Each of the Borrowers hereby represents and warrants to the Administrative Agent and the Lenders that:

5.01	Existence, Qualification and Power; Compliance with Laws.
Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02	Authorization; No Contravention.
The execution, delivery and performance by each Loan Party of each Loan Document and the Fee Letter to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. Each Loan Party and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03	Governmental Authorization; Other Consents.
Except for such approvals, consents, exemptions, authorizations, actions, notices or filings that have been made or obtained, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement, any other Loan Document or the Fee Letter.

5.04	Binding Effect.
This Agreement and the Fee Letter have been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement and the Fee Letter constitute, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.05	Financial Statements; No Material Adverse Effect.
(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Principal Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Principal Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)    The unaudited consolidated balance sheet of the Principal Borrower and its Subsidiaries dated June 30, 2013, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Principal Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year‑end audit adjustments.

(c)    Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06	Litigation.
There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of a Responsible Officer of the Borrowers after due and diligent investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Borrower or any of their Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or the Fee Letter, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07	No Default.
Neither the Borrowers nor any of their Subsidiaries is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement, any other Loan Document or the Fee Letter.

5.08	Ownership of Property; Liens.
Each of the Borrowers and each of their Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrowers and their Subsidiaries is subject to no Liens, other than Liens not prohibited by Section 7.01.

5.09	Environmental Compliance.
Each of the Borrowers and each of their Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrowers have reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. In furtherance (and not in limitation) of the foregoing, the Borrowers hereby represent and warrant that:

(a)    To the knowledge of a Responsible Officer of the Loan Parties’ after due and diligent investigation, there is no violation of any Environmental Law with respect to the facilities and properties owned, leased or operated by the Subject Parties or the businesses operated by the Subject Parties which would, in the aggregate, result in anticipated clean-up costs in excess of $25,000,000.

(b)    No Subject Party has, to the knowledge of a Responsible Officer of the Borrowers after due and diligent investigation, been notified of any material action, suit, proceeding or investigation which calls into question compliance by any Subject Party with any Environmental Laws or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Material in any material respect of the Subject Parties taken as a whole.

5.10	Insurance.
The properties of each of the Borrowers and each of their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of any Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Borrower or the applicable Subsidiary operates.

5.11	Taxes.
Each of the Borrowers and each of their Subsidiaries (as applicable) have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Borrower or any of their Subsidiaries that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12	ERISA Compliance.
(a)    Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws except in such instances in which the failure to comply could not reasonably be expected to result in liability of any Consolidated Party in an aggregate amount in excess of the Threshold Amount. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrowers and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any such Plan.

(b)    There are no pending or, to the best knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)    (i) No ERISA Event has occurred and no ERISA Event is reasonably expected to occur that has resulted or could reasonably be expected to result in liability of any Consolidated Party in an aggregate amount in excess of the Threshold Amount; (ii) the Borrowers and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher, or if lower than 60%, it is not reasonably expected to result (together with any ERISA Events) in liability of any Consolidated Party in an aggregate amount in excess of the Threshold Amount; and (iv) neither the Borrowers nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13	Subsidiaries; Equity Interests.
Set forth on Schedule 5.13 is a complete and accurate list of all Subsidiaries of each Consolidated Party and each other Subject Party as of the Closing Date (or any date such Schedule is updated pursuant to this Section). Information on Schedule 5.13 includes (a) jurisdiction of incorporation or organization and (b) with respect to any Subsidiary or other Subject Party that is not a Wholly Owned Subsidiary, the number of shares of each class of Equity Interests outstanding, the number and percentage of outstanding shares of each class owned (directly or indirectly) by such Subsidiary or other Subject Party, and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Equity Interests of all such Subsidiaries and other Subject Parties are validly issued, fully paid and non-assessable and is owned by each such Consolidated Party, directly or indirectly, free and clear of all Liens. Other than as set forth in Schedule 5.13, no Subsidiary or other Subject Party that is not a Wholly Owned Subsidiary has outstanding any securities convertible into or exchangeable for its Equity Interests nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to its Equity Interests. Schedule 5.13 may be updated from time to time by the Borrowers by giving written notice thereof to the Administrative Agent.

5.14	Margin Regulations; Investment Company Act.
(a)    The Borrowers are not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)    No Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15	Disclosure.
The Borrowers have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which they or any of their respective Subsidiaries are subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16	Compliance with Laws.
Each Borrower and each of their Subsidiaries are in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17	Intellectual Property; Licenses, Etc.
Each Borrower and each of their Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except where such conflict could not reasonably be expected to have a Material Adverse Effect. To the knowledge of a Responsible Officer of the Borrowers after due and diligent investigation, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrowers or any Subsidiary of any of them infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 5.17, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrowers, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18	OFAC.

Neither the Borrowers, nor any of their Subsidiaries, nor, to the knowledge of any Responsible Officer of the Borrowers after due and diligent investigation, any director, officer, employee, agent, affiliate or representative thereof acting or benefiting in any capacity in connection with this Agreement, is an individual or entity currently the subject of any Sanctions, nor is any Borrower or any Subsidiary located, organized or resident in a Designated Jurisdiction.

5.19	Solvency.

Each Borrower is, and the Loan Parties, taken as a whole, are, and after giving effect to all Obligations hereunder will be, Solvent.

ARTICLE VI
AFFIRMATIVE COVENANTS
So long as any Loan or other Obligation hereunder is not Fully Satisfied, the Borrowers shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.15) cause each of their Subsidiaries to:

6.01	Financial Statements.
Deliver to the Administrative Agent, which in turn will deliver to each Lender, in form and detail satisfactory to the Administrative Agent:

(a)    as soon as available, but in any event within 120 days after the end of each fiscal year of the Principal Borrower, a consolidated balance sheet of the Principal Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)    as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Principal Borrower, a consolidated balance sheet of the Principal Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Principal Borrower’s fiscal year then ended (including applicable 10-Q’s and 10-K’s), setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of the Principal Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Principal Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year‑end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrowers shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrowers to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02	Certificates; Other Information.
Deliver to the Administrative Agent, which in turn will deliver to each Lender, in form and detail satisfactory to the Administrative Agent:

(a)    concurrently with the delivery of the financial statements referred to in Section 6.01(a):

(i)    a projection of Capital Expenditures for the next fiscal year for each Property of any Subject Party; and

(ii)    a forecasted balance sheet and income statement of the Principal Borrower and its Subsidiaries for each of the eight (8) succeeding fiscal quarters, together with related forecasted consolidated statements of operations and of cash sources and uses for each such succeeding fiscal quarter.

(b)    concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b):

(i)    a certificate of the chief financial officer of the Principal Borrower substantially in the form of Exhibit E attached hereto, (A) demonstrating compliance, as of the end of each such fiscal period, with the financial covenants contained in Section 7.08 by detailed calculation thereof (which calculation shall be in form satisfactory to the Administrative Agent and which shall include, among other things, an explanation of the methodology used in such calculation and a breakdown of the components of such calculation), (B) stating that the Loan Parties were in compliance with each of the covenants set forth in Articles VI and VII of this Agreement at all times during such fiscal period; (C) stating that, as of the end of each such fiscal period, no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Loan Parties propose to take with respect thereto and (D) attaching a Quarterly Subsidiary Joinder Statement, together with (1) a certification from a Responsible Officer stating whether, as of the date of such Quarterly Subsidiary Joinder Statement, there are any Subsidiaries of any Borrower that, pursuant to the terms of the Loan Documents, should be, but have not yet been, joined as Loan Parties and (2) copies of all counterparts to the Guaranty executed by any Person during the immediately preceding fiscal quarter;

(ii)    a schedule of the Properties summarizing total revenues, expenses, net operating income, Adjusted NOI, Annualized Adjusted NOI and occupancy rates as of the last day of the applicable quarter;

(iii)    a listing of all Properties Under Development showing the total capital obligation of the Loan Parties with respect to each such Property Under Development and funds expended to date in connection with each such Property Under Development;

(iv)    a projection of Dispositions for the next fiscal quarter for each Consolidated Party and each other Subject Party;

(v)    a summary of land purchases by the Consolidated Parties and each other Subject Party for the prior quarter;

(vi)    a summary of all Net Cash Proceeds received by the Loan Parties during such fiscal quarter, together with a verification of the amount of such Net Cash Proceeds, in each case in form and detail satisfactory to the Administrative Agent; and

(vii)    promptly after request by the Administrative Agent, a complete list of all Guarantees of the Loan Parties described in clause (a)(iv) of the definition of the term “Guarantee” set forth in Section 1.01 hereof and, for each of such obligations, information as to (A) the amount of leasable space, per square foot rental rate and term applicable to such obligations, (B) any leases or other revenue sources for which the Loan Parties receive credit towards such obligations and (C) any cash reserves being maintained in relation to such obligations and the method of calculation thereof.

(c)    promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Principal Borrower by independent accountants in connection with the accounts or books of the Principal Borrower or any Subsidiary of any Borrower, or any audit of any of them, in each case subject to applicable professional guidelines or ethical rules;

(d)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrowers, and copies of all annual, regular, periodic and special reports and registration statements which any of the Borrowers may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)    promptly, such additional information regarding the business, financial or corporate affairs of the Principal Borrower or any other Subject Party, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01 or Section 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Principal Borrower posts such documents, or provides a link thereto on the Principal Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Principal Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third‑party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public‑side” Lenders (i.e., Lenders that do not wish to receive material non‑public information with respect to the Borrowers or its respective securities) (each, a “Public Lender”). The Borrowers hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non‑public information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03	Notices.
After a Responsible Officer of the Borrowers obtains knowledge of the same, promptly notify the Administrative Agent (who will notify each Lender):

(a)    of the occurrence of any Default;

(b)    of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)    of the commencement of, or any material development in, any litigation or proceeding affecting any Borrower or any Subsidiary of any of them, to the extent that such litigation has resulted or could reasonably be expected to result in a Material Adverse Effect

(d)    of the occurrence of any ERISA Event;

(e)    of any material change in accounting policies or financial reporting practices by any Borrower or any Subsidiary of any of them; and

(f)    of any announcement by Moody’s or S&P of any change in a Credit Rating.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Principal Borrower setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and propose to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04	Payment of Obligations.
Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Borrower or Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (except to the extent such Lien would not be prohibited by Section 7.01); and (c) all material Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05	Preservation of Existence, Etc.
(a)    Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05;

(b)    take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(c)    preserve or renew all of its registered patents, trademarks, trade names and service marks, the non‑preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06	Maintenance of Properties.
(a)    Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted;

(b)    make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(c)    use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07	Maintenance of Insurance.
Maintain with financially sound and reputable insurance companies not Affiliates of any Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

6.08	Compliance with Laws.
Comply in all material respects with the requirements of all Laws (including, without limitation, all Environmental Laws) and all other orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09	Books and Records.
(a)    Maintain proper books of record and account in accordance with GAAP consistently applied; and

(b)    maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Borrower or such Subsidiary, as the case may be.

6.10	Inspection Rights.
Permit representatives appointed by the Administrative Agent, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect any of its Properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (provided that the Borrowers shall have the right to be present at all such meetings), all at the expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers in a manner that will not unreasonably interfere with such Person’s business operations; provided, however, that, so long as no Event of Default then exists or is continuing, such visits and inspections shall not occur more than once per fiscal year of Borrowers; provided, further that while an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.

6.11	Use of Proceeds.
Use the proceeds of the Loans solely for the following purposes: (a) to finance the acquisition of real properties or the buyout of third-party equity owners in any joint venture; (b) to finance the acquisition of Persons whose primary business is the ownership, leasing and management of real properties; (c) to finance the development of improvements to real properties owned by the Borrowers and their respective Subsidiaries; (d) to refinance existing Indebtedness; and (e) for working capital and other general corporate purposes; each pursuant to the terms hereof or of the other Loan Documents.

6.12	Additional Guarantors; Release of Guarantors.
(a)    If any Person (other than a Non-Guarantor Subsidiary) becomes a Subsidiary of the Principal Borrower or upon the formation of any Preferred Stock Subsidiary or if at any time any Non-Guarantor Subsidiary qualifying as such as a result of clauses (a), (b) or (c) of the definition thereof could become a Loan Party without violating the terms of any material contract, agreement or document to which it is a party, the Principal Borrower shall, within thirty (30) days after delivery of the Quarterly Subsidiary Joinder Statement pursuant to Section 6.02(b)(i), (i) if such Person is a Domestic Subsidiary of the Principal Borrower or a Preferred Stock Subsidiary, cause such Person to become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, and (ii) cause such Person to deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a), all in form, content and scope reasonably satisfactory to the Administrative Agent; provided, that to the extent such Person holds (whether upon delivery of the items required above or at any time after the delivery of the items required above) assets with a fair market value in excess of $5,000,000 or to the extent requested by Administrative Agent, the Borrowers shall cause to be delivered to the Administrative Agent favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in this clause (a)). If a Non-Guarantor Subsidiary executes and delivers the Guaranty it shall no longer be deemed a Non-Guarantor Subsidiary under this Agreement.

(b)    Notwithstanding any other provisions of this Agreement to the contrary, to the extent a Guarantor anticipates becoming or intends to become a Non-Guarantor Subsidiary pursuant to any of clauses (b), (c) or (d) of the definition thereof, the Principal Borrower may request a release of such Guarantor as a Guarantor hereunder in accordance with the following:

(i)    the Principal Borrower shall deliver to the Administrative Agent, not less than ten (10) days and not more than thirty (30) days prior to the anticipated or intended conversion of a Guarantor into a Non-Guarantor Subsidiary, a written request for release of the applicable Guarantor and a pro forma compliance certificate of the chief financial officer of the Principal Borrower in form and substance acceptable to the Administrative Agent, (A) demonstrating that upon such release the Loan Parties will on a pro forma basis continue to comply with (1) the financial covenants contained in Section 7.08 and (2) the financial covenants contained in each of the indentures or other agreements relating to any publicly issued debt securities of any Consolidated Party, in each case by a reasonably detailed calculation thereof (which calculation shall be in form reasonably satisfactory to the Administrative Agent and which shall include, among other things, an explanation of the methodology used in such calculation and a breakdown of the components of such calculation), (B) stating that the Loan Parties will be in compliance with each of the covenants set forth in Articles VI and VII of the Agreement at all times following such release, (C) stating that, following such release, no Default or Event of Default will exist under the Agreement or any of the other Loan Documents, or if any Default or Event of Default will exist, specifying the nature and extent thereof and what action the Loan Parties propose to take with respect thereto, and (D) attaching, pursuant to Section 5.13 of the Agreement, an updated version of Schedule 5.13 to the Agreement;

(ii)    the Administrative Agent shall have reviewed and approved (in writing) the request for release and pro forma compliance certificate delivered pursuant to subclause (i) above; provided, that the failure of the Administrative Agent to respond to such a request within ten (10) days of its receipt thereof shall constitute the Administrative Agent’s approval thereof; provided, that any approval of the Administrative Agent provided pursuant to this subclause (ii) shall lapse and be null and void thirty (30) days following the granting thereof if the applicable Guarantor has not, on or prior to the completion of such period, met the criteria for qualification as a Non-Guarantor Subsidiary (as evidenced by the delivery by the Principal Borrower of a notice and certification in accordance with subclause (iii) below); and

(iii)    the Principal Borrower shall, concurrently with or promptly following the applicable Guarantor’s satisfaction of the criteria for qualification as a Non-Guarantor Subsidiary deliver to the Administrative Agent a notice and certification of such qualification.

Notwithstanding any language to the contrary above, so long as the chief financial officer of the Principal Borrower has certified in a compliance certificate (and the Administrative Agent has no evidence or information which brings into reasonable doubt the veracity of such certifications) that: (A) upon such release the Loan Parties (1) will on a pro forma basis continue to comply with the financial covenants contained in Section 7.08 hereof, and the financial covenants contained in each of the indentures or other agreements relating to any publicly issued debt securities of any Consolidated Party, and (2) will be in compliance with each of the covenants set forth in Articles VI and VII of the Agreement at all times following such release, (B) following such release, no Default or Event of Default will exist under this Agreement or any of the other Loan Documents, or if any Default or Event of Default will exist, the nature and extent thereof and what action the Loan Parties propose to take with respect thereto will be specified, and (C) attached pursuant to Section 5.13 of the Agreement, is an updated version of Schedule 5.13 to the Agreement, the request for release shall be approved and issued by the Administrative Agent within the 10-day time period specified in subsection (b)(ii).

Upon satisfaction of each of the above-noted conditions, a Guarantor shall be deemed released from its obligations hereunder and under each of the Loan Documents.

6.13	[Intentionally Omitted].

6.14	REIT Status.
Take all action necessary to maintain Highwoods Properties’ status as a REIT.

6.15	Environmental Matters.
(a)    Reimburse the Administrative Agent and Lenders for and hereby hold the Administrative Agent and Lenders harmless from all fines or penalties made or levied against the Administrative Agent or any of the Lenders by any Governmental Authority as a result of or in connection with (i) the use of Hazardous Materials at the Properties, (ii) the use of Hazardous Materials at the facilities thereon, or (iii) the use, generation, storage, transportation, discharge, release or handling of any Hazardous Materials at the Properties, or as a result of any release of any Hazardous Materials onto the ground or into the water or air from or upon the Properties at any time. The Loan Parties also agree that they will reimburse the Administrative Agent and Lenders for and indemnify and hold the Administrative Agent and Lenders harmless from any and all costs, expenses (including reasonable attorneys' fees actually incurred) and for all civil claims, judgments or penalties incurred entered, assessed, or levied against the Administrative Agent or any of the Lenders as a result of any of the Loan Parties’ use of Hazardous Materials at the Properties or as a result of any release of any Hazardous Materials on the ground or into the water or air by any of the Loan Parties from or upon the Properties. Such reimbursement or indemnification shall include but not be limited to any and all judgments or penalties to recover the costs of cleanup of any such release by any of the Loan Parties from or upon Properties and all reasonable expenses incurred by the Administrative Agent or any of the Lenders as a result of such a civil action, including but not limited to reasonable attorneys' fees. The Loan Parties’ obligations under this section shall survive the repayment of the Loans and be in supplement of any and all other reimbursement or indemnity obligations of the Borrowers set forth herein.

(b)    If the Administrative Agent requests in writing and if (i) the applicable Borrower or Subsidiary does not have environmental insurance with respect to any property owned, leased or operated by a Subject Party or (ii) the Administrative Agent has reason to believe that there exist Hazardous Materials on any property owned, leased or operated by a Subject Party which materially affect the value of such property and with respect to which the Borrowers have not furnished a report within the immediately previous twelve (12) month period, furnish or cause to be furnished to the Administrative Agent, at the Borrowers’ expense, a report of an environmental assessment of reasonable scope, form and depth, including, where appropriate, invasive soil or groundwater sampling, by a consultant reasonably acceptable to the Administrative Agent as to the nature and extent of the presence of any Hazardous Materials on any such property and as to the compliance by the applicable Subject Party(ies) with Environmental Laws; provided that if there exists a continuing Default or Event of Default as of the date of the Administrative Agent’s written request for an environmental report pursuant to the terms hereof, the Borrowers shall provide such report regardless of whether either of the conditions set forth in subsections (i) and (ii) above have been satisfied. If the Borrowers fail to deliver such an environmental report within seventy-five (75) days after receipt of such written request then the Administrative Agent may arrange for same, and the parties hereto hereby grant to the Administrative Agent and their representatives or shall attempt in good faith to cause the applicable Subject Party(ies) to so grant access to the Properties and a license of a scope reasonably necessary to undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling).

(c)    Conduct and complete (or use good faith efforts to cause to be conducted and completed) all investigations, studies, sampling, and testing and all remedial, removal, and other actions necessary to address all Hazardous Materials on, from, or affecting any Property to the extent necessary to be in compliance with all Environmental Laws and all other applicable federal, state, and local laws, regulations, rules and policies and with the orders and directives of all Governmental Authorities exercising jurisdiction over such real property to the extent any failure could reasonably be expected to have a Material Adverse Effect.

6.16	Keepwell.
Each Borrower at the time the Guaranty by any Specified Loan Party becomes effective with respect to any Swap Obligations, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Borrower’s obligations and undertakings under this Section 6.16 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Borrower under this Section 6.16 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Borrower intends this Section 6.16 to constitute, and this Section 6.16 shall be deemed to constitute, a Guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE VII
NEGATIVE COVENANTS
So long as any Loan or other Obligation hereunder is not Fully Satisfied, the Borrowers shall not, nor shall they permit any of their respective Subsidiaries to, directly or indirectly:

7.01	Liens.
Contract, create, incur, assume or permit to exist any Lien with respect to any of its other property, assets or revenues or the property, assets or revenues of any other Person, whether now owned or hereafter acquired, if the Indebtedness underlying such Lien would cause the Borrowers to be in violation of Section 7.08(c) hereof.

7.02	Fundamental Changes.
Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)    any Borrower may merge with any other Borrower or may Dispose of all or substantially all of its assets to any other Borrower;

(b)    any Subsidiary may merge with (i) a Borrower, provided that such Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person;

(c)    any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be a Borrower or a Guarantor;

(d)    any of the Borrowers (other than the Principal Borrower and Highwoods Realty) or Guarantors may be merged into or consolidated with any other Borrower or Guarantor so long as the surviving entity is a Borrower or Guarantor; and

(e)    all or substantially all of the assets or all of the Equity Interests of a Subsidiary may be Disposed of to the extent such Disposition is permitted pursuant to Section 7.03.

7.03	Dispositions.
Make any Disposition or enter into any agreement to make any Disposition, except:

(a)    Dispositions of obsolete or worn out property, or property no longer used or useful, whether now owned or hereafter acquired, in the ordinary course of business;

(b)    Dispositions of inventory in the ordinary course of business;

(c)    Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)    Dispositions of property by any Subsidiary to the Borrowers or to any Wholly Owned Subsidiary thereof; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be a Borrower or a Guarantor;

(e)    Dispositions permitted by Section 7.02(a) – (d);

(f)    Dispositions by the Borrowers and their Subsidiaries of any property (whether in one transaction or in several related transactions), the aggregate fair market value of which is less than $200,000,000; and

(g)    Dispositions in which the fair market value of the assets subject to such Disposition exceeds $200,000,000, if and to the extent the Principal Borrower shall have delivered to the Administrative Agent at least two (2) Business Days prior to such Disposition a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Disposition, on a pro forma basis, the Borrowers shall be in compliance with all of the covenants contained in Section 7.08.

7.04	Change in Nature of Business.
Engage in any material line of business substantially different from those lines of business conducted by the Borrowers and their Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.05	Transactions with Affiliates.
Except as otherwise contemplated or permitted pursuant to Section 7.02 or Section 7.03, enter into any transaction of any kind with any Affiliate of any Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Borrower or such Subsidiary as would be obtainable by such Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

7.06	Burdensome Agreements.
Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to any Borrower or any Guarantor or to otherwise transfer property to any Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrowers or (iii) of any Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any Negative Pledge incurred or provided in favor of any holder of Indebtedness permitted hereunder solely to the extent any such Negative Pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided, that this Section 7.06 shall not be deemed to restrict the ability of any Non-Guarantor Subsidiary from entering into Contractual Obligations of any type related to secured financing transactions.

7.07	Use of Proceeds.
Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.08	Financial Covenants.
(a)    Permit, as of the last day of any fiscal quarter, the TL/TA Ratio to be greater than 0.60x.

(b)    Permit, as of the last day of any fiscal quarter, the ratio of Unencumbered Asset Value to Unsecured Debt to be less than 1.67x.

(c)    Permit, as of the last day of any fiscal quarter, the ratio of Secured Debt to Total Asset Value to be greater than 0.35x.

(d)    Permit, as of the last day of any fiscal quarter, the ratio of Adjusted EBITDA for the immediately preceding twelve (12) months to Fixed Charges for the immediately preceding twelve (12) months to be less than 1.50x.

(e)    Permit, as of the last day of any fiscal quarter, the ratio of Adjusted NOI from Unencumbered Assets to Interest Expense with respect to Unsecured Debt for the immediately preceding twelve (12) months, to be less than 2.00x.

(f)    Permit, as of the last day of any fiscal quarter, Tangible Net Worth to be less than $1,753,990,000 plus 75% of Net Cash Proceeds of any Equity Issuance occurring after June 30, 2013 (except to the extent such Net Cash Proceeds are used to cash out or otherwise retire pre-existing Equity Interests of one or more of the Borrowers within a calendar year of (either before or after) the receipt of such proceeds).

(g)    Permit, as of the last day of any fiscal quarter:

(i) the ratio of (x) the Value of all Non-Income Producing Properties to (y) Total Asset Value to be greater than 25%;

(A)    the ratio of (x) the Value of Speculative Land to (y) Total Asset Value to be greater than fifteen percent (15.0%); and

(B)    the ratio of (x) the Value of Properties Under Development (including Pre-Leased Development Properties) to (y) Total Asset Value to be greater than fifteen percent (15.0%); and

(ii) the ratio of (x) the Value of Income Producing Properties other than (1) “for lease” office, amenity retail, and industrial properties and (2) the CC Plaza Project to (y) Total Asset Value to be greater than fifteen percent (15.0%).

(h)    Permit Restricted Payments, for any twelve (12) month period, to exceed an amount equal to (i) ninety-five percent (95.0%) multiplied by (ii) FFO for such period; provided, that the Principal Borrower shall, in addition to the Restricted Payments permitted above, be permitted to make Restricted Payments (1) in any amount for the purpose of repurchasing or otherwise redeeming shares of its outstanding preferred stock to the extent such Restricted Payments are made from the proceeds of an Equity Issuance within one year of the receipt of such proceeds, (2) in an aggregate amount equal to not more than $50,000,000 during the period commencing on the Closing Date through and including the Maturity Date for the purpose of repurchasing or otherwise redeeming Equity Interests to the extent the funds for such repurchases/redemptions arise from Disposition proceeds and (3) in such amounts as may be necessary in order for the Principal Borrower to maintain its REIT status and eliminate any federal income or excise tax. Notwithstanding the foregoing, (x) if any Default or Event of Default has occurred and is continuing, the Restricted Payments shall not exceed the minimum amount necessary for the Principal Borrower to maintain its status as a REIT and to eliminate any federal income or excise tax, and (y) Borrowers shall not, and shall not permit any Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so if any Default or Event of Default under Section 8.01(a), 8.01(f) or 8.01(g) has occurred and is continuing or would be directly or indirectly caused as a result thereof, or if the Obligations have been accelerated pursuant to Section 8.02(b) or otherwise pursuant to Section 8.02. For the avoidance of doubt, Highwoods Realty may make Restricted Payments (A) to the Principal Borrower to permit the Principal Borrower to make the Restricted Payments permitted in this clause (h) and (B) to Highwoods Realty’s outside limited partners as required by its Organization Documents.

(i)    Permit, as of the last day of any fiscal quarter, the Total Asset Value attributable to assets held by parties that are not Consolidated Parties to exceed twenty percent (20.0%) of Total Asset Value.

7.09	Organization Documents.
Permit any Loan Party to amend, modify, waive or change its Organization Documents in a manner materially adverse to the Lenders.

7.10	Non-Guarantor Subsidiary Restrictions.
Notwithstanding any other provision of this Agreement, the Loan Parties shall prohibit any Non-Guarantor Subsidiary from incurring any Indebtedness that is recourse to any Loan Party, other than Indebtedness in the form of customary non-recourse carve-outs for fraud, misapplication of funds, environmental indemnities, and other similar exceptions to non-recourse provisions (including exceptions relating to bankruptcy, insolvency, receivership, non-approved transfers or other similar events).

7.11	Negative Pledges.
Enter into, assume or become subject to any Negative Pledge or any other agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation except pursuant to any document or instrument governing Indebtedness that does not result in any violation of the covenants set forth in Section 7.08 hereof and is not otherwise prohibited by this Agreement or any other Loan Document, provided that any such restriction contained therein relates only to the properties or assets constructed or acquired in connection with such Indebtedness.

7.12	Sale Leasebacks.
Except as could not reasonably be expected to have a Material Adverse Effect, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a capital lease, of any property (whether real or personal or mixed), whether now owned or hereafter acquired, (a) which such Person has sold or transferred or is to sell or transfer to a Person which is not a Consolidated Party or (b) which such Person intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by such Person to another Person which is not a Consolidated Party in connection with such lease.

7.13	Prepayments of Indebtedness, etc.
If any Event of Default has occurred and is continuing, or if any Default or Event of Default would be directly or indirectly caused as a result thereof, make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any other Indebtedness.

7.14	Anti-Terrorism Laws; FCPA.
(a)    Be an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. Neither any Loan Party nor any or its Subsidiaries is in violation of (i) the Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (iii) the Act (as defined in Section 10.17); or

(b)    fail to be in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto.

7.15	Sanctions.
Directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Unconsolidated Affiliate, joint venture partner or other Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent, or otherwise) of Sanctions.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default.
Any of the following shall constitute an Event of Default:

(a)    Non‑Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three (3) days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)    Specific Covenants. The Borrowers fail to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.07 (with respect to maintenance of insurance), 6.10, 6.11 or 6.12 or Article VII or the Guaranty given by any Guarantor or any provision thereof shall cease to be in full force and effect (other than as a result of a release of the applicable Guarantor in accordance with the terms and conditions hereof), or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm in writing such Guarantor’s obligations under such guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any Guaranty; or

(c)    Other Defaults. Any Loan Party fails to (i) perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained herein on its part to be performed or observed and such failure continues for thirty (30) days or (ii) perform or observe any other covenant or agreement in any other Loan Document within the grace or cure period provided for therein (or, if no such grace or cure period is specified, within thirty (30) days of the occurrence of such failure); or

(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrowers or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect in any material respect (or in any respect in the case of a representation or warranty containing a materiality qualifier) when made or deemed made; or

(e)    Cross‑Default.

(i)     The Borrowers or any Subsidiary of any of them: (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any Indebtedness or Guarantee having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(ii)     there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Borrower or any Subsidiary of any of them is the Defaulting Party (as defined in such Swap

Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Borrower or any Subsidiary of any of them is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)    Insolvency Proceedings, Etc. Any Loan Party or any of their Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)    Inability to Pay Debts; Attachment. (i) Any Borrower or any Subsidiary or any of them becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h)    Judgments. There is entered against any Borrower or any Subsidiary of any of them (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third‑party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non‑monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Consolidated Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)    Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)    Change of Control. There occurs any Change of Control.

8.02	Remedies Upon Event of Default.
If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)    [intentionally omitted];

(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make a Loan shall automatically terminate, or if the Loans have been made the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03	Application of Funds.
After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law;

provided, that Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth in this Section 8.03.

ARTICLE IX
ADMINISTRATIVE AGENT

9.01	Appointment and Authority.
Each of the Lenders hereby irrevocably appoints Wells Fargo Bank, National Association to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.02	Rights as a Lender.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or Affiliate of any of them as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03	Exculpatory Provisions.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any Subsidiary or Affiliate of any of them that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received notice from a Lender or the Principal Borrower referring to this Agreement, describing with reasonable specificity such Default and stating that such notice is a “notice of default.”

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04	Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05	Delegation of Duties.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent and shall not be responsible for the negligence or misconduct of any sub-agent that it selects in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06	Resignation of Administrative Agent.
The Administrative Agent (a) may at any time give notice of its resignation to the Lenders and the Borrowers or (b) may be removed as administrative agent by all of the Lenders (other than the Lender then acting as Administrative Agent) and the Borrowers upon 30 days' prior written notice if the Administrative Agent (i) is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder or (ii) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States (such successor to be approved by the Principal Borrower, such approval not to be unreasonably withheld or delayed; provided, however, if an Event of Default shall exist at such time, no approval of the Principal Borrower shall be required hereunder). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the current Administrative Agent gives notice of its resignation or after the current Administrative Agent has received notice of its removal as provided above, then the current Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation or removal shall nonetheless become effective in accordance with such notice and (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed

Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.

After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and its respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

9.07	Non‑Reliance on Administrative Agent and Other Lenders.
Each of the Lenders expressly acknowledges and agrees that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrowers, any other Loan Party or any of their respective Subsidiaries or Affiliates, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender. Each of the Lenders acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective Related Parties, and based on the financial statements of the Borrowers, the other Loan Parties, and their respective Subsidiaries and Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrowers, the other Loan Parties, their respective Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective Related Parties, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrowers or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrowers, any other Loan Party or any of their respective Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrowers, any other Loan Party or any other Subsidiary or Affiliate thereof which may come into possession of the Administrative Agent or any of its Related Parties. Each of the Lenders acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender.

9.08	No Other Duties, Etc.
Anything herein to the contrary notwithstanding, none of the Sole Bookrunner, Arrangers or other titles as necessary listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09	Administrative Agent May File Proofs of Claim.
In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.06 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10	Guaranty Matters.
The Lenders irrevocably authorize the Administrative Agent to release any Guarantor from its obligations hereunder and under each of the other Loan Documents to the extent (a) such release is requested by such Guarantor and the Principal Borrower in accordance the provisions set forth in Section 6.12(b) hereof and upon the satisfaction of the conditions set forth in such Section 6.12(b) (as reasonably determined by the Administrative Agent) or (b) if such Guarantor ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent's authority to grant releases and terminations pursuant to this Section 9.10. Further, the Administrative Agent is hereby authorized by the Lenders, upon the request of any Guarantor released pursuant to Section 6.12(b) hereof, to execute and deliver to such Guarantor a document (in form and substance acceptable to the Administrative Agent) evidencing such release.

ARTICLE X
MISCELLANEOUS

10.01	Amendments, Etc.
No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)    waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)    reinstate any Commitment of any Lender terminated pursuant to Section 8.02 or otherwise without the written consent of such Lender;

(c)    postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document, or waive any Default or Event of Default occurring under Section 8.01(a), without the written consent of each Lender directly affected thereby;

(d)    reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(e)    change Section 2.10 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)    change any provision of this Section or the definitions of “Required Lenders” or “Defaulting Lender” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; or

(g)    release (i) any Borrower or (ii) other than in accordance with the provisions of Section 9.10 hereof, any Guarantor from the Guaranty or otherwise modify the material provisions thereof without the written consent of each Lender;

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

If, in connection with any future amendment or modification of this Agreement or any other Loan Document, the Administrative Agent requires an opinion of counsel to the Loan Parties regarding the enforceability of such amendment or modification, then in-house counsel to the Loan Parties may provide such opinion on behalf of the Loan Parties, assuming such amendment or modification were governed by the Laws of the State of North Carolina rather than the Laws of the State of New York.

10.02	Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to any of the Borrowers or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for the Principal Borrower on Schedule 10.02; and

(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in their respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e‑mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e‑mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON‑INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)    Change of Address, Etc. Each of the respective Borrowers and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Continuation and Notices of Conversion) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(f)    Delivery of Consents/Responses by Lenders. To the extent any consent, acknowledgement, agreement or response is requested by the Administrative Agent from one or more of the Lenders hereunder, unless otherwise specified in such request (as determined in the discretion of the Administrative Agent), such Lenders shall respond to any such request within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents). If a Lender fails to respond within the applicable time period, then such Lender shall be deemed to have approved the requested consent, acknowledgement, agreement or response; provided, however, that this sentence shall not apply to amendments, waivers or consents that require the written consent of each Lender, or each Lender directly affected thereby, pursuant to any of subsections (a) through (g) of Section 10.01.

10.03	No Waiver; Cumulative Remedies.
No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.10), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.10, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders

10.04	Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrowers shall pay (i) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of one primary counsel and one local counsel in each applicable jurisdiction, for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement, the other Loan Documents, the Fee Letter or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement, the other Loan Documents and the Fee Letter, including the rights of the Administrative Agent and the Lenders rights under this Section, or (B) in connection with the Loans made hereunder, including all such reasonable and documented out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that absent a conflict of interest, the Borrowers shall not be required to pay for more than one (1) counsel (and appropriate local and special counsel) pursuant to this clause (ii).

(b)    Indemnification by the Borrower. The Borrowers shall indemnify the Administrative Agent (and any sub‑agent thereof), each Arranger, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub‑agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrowers or any of their Subsidiaries, or any Environmental Liability related in any way to the Borrowers or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, or is in connection with any controversy, dispute or litigation in which the Borrowers are determined to be the prevailing party, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)    Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub‑agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub‑agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub‑agent), or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub‑agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.09(d).

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)    Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender and the repayment, satisfaction or discharge of all the other Obligations.

10.05	Payments Set Aside.
To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06	Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned;

(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Principal Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans;

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)    the consent of the Principal Borrower (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Principal Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to any Borrower or any of the Borrowers’ Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Principal Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Principal Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, any Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) such participations shall not be less than $10,000,000 (other than participations to such Lender’s Affiliates which may be for any amount).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender.

(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the entitlement to a greater payment results from a Change in Law that occurs after the Participant acquires its participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.07	Treatment of Certain Information; Confidentiality.
Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates (including the Arrangers) and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self‑regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Person to become a Lender pursuant to Section 2.12 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrowers or any Subsidiary or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifies with respect to the credit facilities provided hereunder, (h) with the consent of the Borrowers or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information received from the Borrowers or any Subsidiary of any them relating to the Borrowers or any Subsidiary of any of them or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrowers or any Subsidiary of any of them, provided that, in the case of information received from the Borrowers or any Subsidiary of any of them after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrowers or a Subsidiary of any of them, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08	Right of Setoff.
If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, subject to receipt of the prior written consent of the Required Lenders exercised in their sole discretion, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the obligations of the Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such

Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09	Interest Rate Limitation.
Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non‑usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10	Counterparts; Integration; Effectiveness.
This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11	Survival of Representations and Warranties.
All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the Borrowing or any conversion or continuation, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall is not Fully Satisfied.

10.12	Severability.
If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13	Replacement of Lenders.
If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Administrative Agent and Required Lenders as provided in Section 10.01 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)    the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)    such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.14	Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)    SUBMISSION TO JURISDICTION. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE FEE LETTER, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)    WAIVER OF VENUE. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT

OR THE FEE LETTER IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15	Waiver of Jury Trial.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE FEE LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE FEE LETTER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16	No Advisory or Fiduciary Responsibility.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers acknowledge and agree, and acknowledge their Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrowers, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each of the Borrowers and the other Loan Parties has consulted with its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) the Administrative Agent, the Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arrangers nor the Lenders has any obligation to the Borrowers, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Arrangers nor the Lenders has any obligation to disclose any of such interests to the Borrowers, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17	USA PATRIOT Act Notice.
Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Act. The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act

10.18	Time of the Essence.
Time is of the essence of the Loan Documents.

10.19	Entire Agreement.
THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE FEE LETTER REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.20	Effect on Existing Term Loan Agreement.
(a)    Existing Term Loan Agreement. Upon satisfaction of the conditions precedent set forth in Section 4.01, this Agreement shall exclusively control and govern the mutual rights and obligations of the parties hereto with respect to the Existing Term Loan Agreement, and the Existing Term Loan Agreement shall be superseded by this Agreement in all respects, in each case, on a prospective basis only.

(b)    NO NOVATION. THE PARTIES HERETO HAVE ENTERED INTO THIS AGREEMENT SOLELY TO AMEND AND RESTATE THE TERMS OF, AND THE OBLIGATIONS OWING UNDER AND IN CONNECTION WITH, THE EXISTING TERM LOAN AGREEMENT PURSUANT TO THE TERMS AND PROVISIONS OF THIS AGREEMENT. THE PARTIES DO NOT INTEND THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY TO BE, AND THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING BY THE BORROWERS UNDER OR IN CONNECTION WITH THE EXISTING TERM LOAN AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (AS DEFINED IN THE EXISTING TERM LOAN AGREEMENT).

[remainder of page left intentionally blank – signature pages, exhibits and schedules to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Seven-Year Term Loan Agreement to be duly executed as of the date first above written.

BORROWERS:	HIGHWOODS REALTY LIMITED PARTNERSHIP
By: Highwoods Properties, Inc.
HIGHWOODS PROPERTIES, INC.
	By:	/s/ Jeffrey D. Miller
	Name:	Jeffrey D. Miller
	Title:	Vice President, General Counsel and Secretary

(Signatures continued on next page)

AMENDED AND RESTATED SEVEN-YEAR TERM LOAN AGREEMENT
HIGHWOODS PROPERTIES, INC.

LENDERS/AGENTS:            WELLS FARGO BANK, NATIONAL ASSOCIATION,
in its capacity as Administrative Agent
and individually in its capacity as a Lender

By:/s/ Authorized Signatory

[signature pages continued]

AMENDED AND RESTATED SEVEN-YEAR TERM LOAN AGREEMENT
HIGHWOODS PROPERTIES, INC.

PNC BANK, NATIONAL ASSOCIATION,
individually in its capacity as a Lender

By:/s/ Authorized Signatory

[signature pages continued]

AMENDED AND RESTATED SEVEN-YEAR TERM LOAN AGREEMENT
HIGHWOODS PROPERTIES, INC.

REGIONS BANK,
individually in its capacity as a Lender

By:/s/ Authorized Signatory

[signature pages continued]

AMENDED AND RESTATED SEVEN-YEAR TERM LOAN AGREEMENT
HIGHWOODS PROPERTIES, INC.

UNION BANK, N.A.,
individually in its capacity as a Lender

By:/s/ Authorized Signatory

AMENDED AND RESTATED SEVEN-YEAR TERM LOAN AGREEMENT
HIGHWOODS PROPERTIES, INC.

SCHEDULE 2.01

COMMITMENTS/OUTSTANDING AMOUNTS

Lenders	Commitment / Outstanding Amount
Wells Fargo Bank, National Association	$100,000,000.00
PNC Bank, National Association	$75,000,000.00
Regions Bank	$25,000,000.00
Union Bank, N.A.	$25,000,000.00
TOTAL	$225,000,000.00

A&B Draft 11/08/13